Exhibit 99.3

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Equifax is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Equifax’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those written policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Equifax;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles;

•	Provide reasonable assurance that receipts and expenditures of Equifax are being made only in accordance with authorization of management and the Board of Directors of Equifax; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting includes the controls themselves, monitoring and internal auditing practices, and actions taken to correct deficiencies as identified.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect all misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Equifax’s internal control over financial reporting as of December 31, 2012. Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of Equifax’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of its Board of Directors. On December 28, 2012, the Company acquired certain business assets and the operations of CSC Credit Services, Inc., a subsidiary of Computer Sciences Corporation. Refer to Note 4 of Notes to Consolidated Financial Statements for additional information regarding this event. Management has excluded this business from its evaluation of the effectiveness of the Company's internal control over financial reporting as of December 31, 2012. The acquisition represented approximately $1.0 billion of our $4.5 billion consolidated assets as of December 31, 2012 and approximately $0.7 million of our $2.2 billion consolidated revenues for the year then ended.

Based on this assessment, management determined that, as of December 31, 2012, Equifax maintained effective internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, has issued an audit report on the Company’s internal control over financial reporting as of December 31, 2012.

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of Equifax Inc.:

We have audited Equifax Inc.’s (“Equifax” or “the Company”) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Equifax’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of CSC Credit Services, Inc., which is included in the 2012 consolidated financial statements of Equifax Inc. and constituted $1.0 billion of total and net assets as of December 31, 2012 and an immaterial amount of operating revenues and net income for the year then ended. Our audit of internal control over financial reporting of Equifax Inc. did not include an evaluation of the internal control over financial reporting of CSC Credit Services, Inc.

In our opinion, Equifax Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity and other comprehensive income for each of the three years in the period ended December 31, 2012 of Equifax Inc. and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 22, 2013

2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Equifax Inc.:

We have audited the accompanying consolidated balance sheets of Equifax Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity and other comprehensive income for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equifax Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Equifax Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 22, 2013, except for the effects of discontinued operations as discussed in Note 1 and Note 14, as to which the date is July 26, 2013.

3

CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended
	December 31,
	2012	2011	2010
(In millions, except per share amounts)
Operating revenue	$2,073.0	$1,893.2	$1,797.5
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	759.5	703.9	708.3
Selling, general and administrative expenses	673.5	560.1	509.3
Depreciation and amortization	160.0	160.6	157.5
Total operating expenses	1,593.0	1,424.6	1,375.1
Operating income	480.0	468.6	422.4
Interest expense	(55.4)	(55.1)	(56.1)
Other income (expense), net	6.7	(7.6)	1.4
Consolidated income from continuing operations before income taxes	431.3	405.9	367.7
Provision for income taxes	(156.0)	(167.1)	(128.9)
Consolidated income from continuing operations	275.3	238.8	238.8
Income from discontinued operations, net of tax	5.5	2.9	36.0
Consolidated net income	280.8	241.7	274.8
Less: Net income attributable to noncontrolling interests	(8.7)	(8.8)	(8.1)
Net income attributable to Equifax	$272.1	$232.9	$266.7
Amounts attributable to Equifax:
Net income from continuing operations attributable to Equifax	$266.6	$230.0	$230.7
Discontinued operations, net of tax	5.5	2.9	36.0
Net income attributable to Equifax	$272.1	$232.9	$266.7
Basic earnings per common share:
Income from continuing operations attributable to Equifax	$2.22	$1.89	$1.85
Discontinued operations	0.05	0.02	0.29
Net income attributable to Equifax	$2.27	$1.91	$2.14
Weighted-average shares used in computing basic earnings per share	119.9	121.9	124.8
Diluted earnings per common share:
Income from continuing operations attributable to Equifax	$2.18	$1.86	$1.83
Discontinued operations	0.04	0.02	0.28
Net income attributable to Equifax	$2.22	$1.88	$2.11
Weighted-average shares used in computing diluted earnings per share	122.5	123.7	126.5
Dividends per common share	$0.72	$0.64	$0.28

See Notes to Consolidated Financial Statements.

4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Twelve Months Ended December 31,
	2012			2011			2010
	Equifax	Noncontrolling		Equifax	Noncontrolling		Equifax	Noncontrolling
	Shareholders	Interests	Total	Shareholders	Interests	Total	Shareholders	Interests	Total
	(In millions)
Net income	$272.1	$8.7	$280.8	$232.9	$8.8	$241.7	$266.7	$8.1	$274.8
Other comprehensive income:
Foreign currency translation adjustment	5.7	(0.3)	5.4	11.5	-	11.5	(0.9)	(0.2)	(1.1)
Recognition of prior service cost and actuarial gains (losses) related to our pension and other postretirement benefit plans	23.9	-	23.9	(59.0)	-	(59.0)	(25.1)	-	(25.1)
Change in cumulative loss from cash flow hedging transactions	0.2	-	0.2	0.2	-	0.2	0.2	-	0.2
Comprehensive income	$301.9	$8.4	$310.3	$185.6	$8.8	$194.4	$240.9	$7.9	$248.8

See Notes to Consolidated Financial Statements.

5

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
(In millions, except par values)
ASSETS
Current assets:
Cash and cash equivalents	$146.8	$127.7
Trade accounts receivable, net of allowance for doubtful accounts of $6.3 and $5.9 at December 31, 2012 and 2011, respectively	317.0	284.4
Prepaid expenses	26.2	24.6
Other current assets	39.7	20.2
Total current assets	529.7	456.9
Property and equipment:
Capitalized internal-use software and system costs	369.9	332.2
Data processing equipment and furniture	198.4	183.1
Land, buildings and improvements	177.0	178.4
Total property and equipment	745.3	693.7
Less accumulated depreciation and amortization	(461.6)	(400.8)
Total property and equipment, net	283.7	292.9
Goodwill	2,290.4	1,961.2
Indefinite-lived intangible assets	254.5	95.6
Purchased intangible assets, net	987.7	550.2
Other assets, net	165.1	161.9
Total assets	$4,511.1	$3,518.7
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities	$283.3	$47.2
Accounts payable	25.1	27.5
Accrued expenses	84.9	56.3
Accrued salaries and bonuses	104.7	79.2
Deferred revenue	57.9	55.8
Other current liabilities	90.6	98.9
Total current liabilities	646.5	364.9
Long-term debt	1,447.4	966.0
Deferred income tax liabilities, net	227.7	235.9
Long-term pension and other postretirement benefit liabilities	176.3	176.4
Other long-term liabilities	54.0	53.4
Total liabilities	2,551.9	1,796.6
Commitments and Contingencies (see Note 7)
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	-	-
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at December 31, 2012 and 2011; Outstanding shares - 120.4 and 119.6 at December 31, 2012 and 2011, respectively	236.6	236.6
Paid-in capital	1,139.6	1,118.0
Retained earnings	3,064.6	2,879.2
Accumulated other comprehensive loss	(362.0)	(391.8)
Treasury stock, at cost, 68.3 shares and 69.1 shares at December 31, 2012 and 2011, respectively	(2,139.7)	(2,133.7)
Stock held by employee benefits trusts, at cost, 0.6 shares at December 31, 2012 and 2011	(5.9)	(5.9)
Total Equifax shareholders' equity	1,933.2	1,702.4
Noncontrolling interests	26.0	19.7
Total equity	1,959.2	1,722.1
Total liabilities and equity	$4,511.1	$3,518.7

See Notes to Consolidated Financial Statements.

6

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
	2012	2011	2010
(In millions)
Operating activities:
Consolidated net income	$280.8	$241.7	$274.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Loss (gain) on divestitures	-	26.3	(27.1)
Depreciation and amortization	163.4	164.9	167.8
Stock-based compensation expense	28.0	24.4	21.8
Excess tax benefits from stock-based compensation plans	(1.7)	(1.2)	(3.5)
Deferred income taxes	(26.5)	3.6	0.1
Pension settlement charge	38.7	-	-
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(17.2)	(26.6)	(3.6)
Prepaid expenses and other current assets	(22.5)	2.4	6.1
Other assets	(4.0)	15.0	(1.4)
Current liabilities, excluding debt	53.3	1.3	(32.4)
Other long-term liabilities, excluding debt	4.0	(43.1)	(50.0)
Cash provided by operating activities	496.3	408.7	352.6
Investing activities:
Capital expenditures	(66.0)	(75.0)	(99.8)
Acquisitions, net of cash acquired	(1,016.4)	(127.4)	(82.6)
Proceeds received from divestitures	2.5	2.5	181.7
Investment in unconsolidated affiliates, net	(3.7)	(4.2)	1.7
Cash (used in) provided by investing activities	(1,083.6)	(204.1)	1.0
Financing activities:
Net short-term borrowings (repayments)	234.1	24.4	(134.0)
Net repayments under long-term revolving credit facilities	-	-	(5.0)
Payments on long-term debt	(15.2)	(16.7)	(20.8)
Proceeds from issuance of long-term debt	499.2	-	-
Treasury stock purchases	(85.1)	(142.3)	(167.5)
Dividends paid to Equifax shareholders	(86.0)	(78.1)	(35.2)
Dividends paid to noncontrolling interests	(4.8)	(5.6)	(5.1)
Proceeds from exercise of stock options	68.3	23.7	29.3
Excess tax benefits from stock-based compensation plans	1.7	1.2	3.5
Other	(5.9)	(2.5)	(0.5)
Cash provided by (used in) financing activities	606.3	(195.9)	(335.3)
Effect of foreign currency exchange rates on cash and cash equivalents	0.1	(0.4)	(2.0)
Increase in cash and cash equivalents	19.1	8.3	16.3
Cash and cash equivalents, beginning of period	127.7	119.4	103.1
Cash and cash equivalents, end of period	$146.8	$127.7	$119.4

See Notes to Consolidated Financial Statements.

7

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME

	Equifax Shareholders
							Stock
					Accumulated		Held By
	Common Stock				Other		Employee		Total
	Shares		Paid-In	Retained	Comprehensive	Treasury	Benefits	Noncontrolling	Shareholders’
	Outstanding	Amount	Capital	Earnings	Loss	Stock	Trusts	Interests	Equity
	(In millions, except per share values)

Balance, December 31, 2009	126.2	$236.6	$1,102.0	$2,494.2	$(318.7)	$(1,871.7)	$(41.2)	$13.8	$1,615.0

Net income	-	-	-	266.7	-	-	-	8.1	274.8
Other comprehensive income (loss)	-	-	-	-	(25.8)	-	-	(0.2)	(26.0)
Shares issued under stock and benefit plans, net of minimum tax withholdings	1.6	-	(21.7)	-	-	48.2	-	-	26.5
Treasury stock purchased under share repurchase program ($32.28 per share)*	(5.2)	-	-	-	-	(167.5)	-	-	(167.5)
Cash dividends ($0.28 per share)	-	-	-	(35.2)	-	-	-	-	(35.2)
Dividends paid to employee benefits trusts	-	-	0.3	-	-	-	-	-	0.3
Stock-based compensation expense	-	-	21.8	-	-	-	-	-	21.8
Tax effects of stock-based compensation plans	-	-	3.4	-	-	-	-	-	3.4
Dividends paid to noncontrolling interests	-	-	-	-	-	-	-	(5.1)	(5.1)
Other	-	-	-		-	-	-	0.4	0.4
Balance, December 31, 2010	122.6	$236.6	$1,105.8	$2,725.7	$(344.5)	$(1,991.0)	$(41.2)	$17.0	$1,708.4

Net income	-	-	-	232.9	-	-	-	8.8	241.7
Other comprehensive income (loss)	-	-	-	-	(47.3)	-	-	-	(47.3)
Shares issued under stock and benefit plans, net of minimum tax withholdings	1.2	-	(14.3)	-	-	34.9	-	-	20.6
Treasury stock purchased under share repurchase program ($34.19 per share)*	(4.2)	-	-	-	-	(142.3)	-	-	(142.3)
Treasury stock transferred from the Executive Life Insurance Benefit Trust**	-	-	-	-	-	(35.3)	35.3	-	-
Cash dividends ($0.64 per share)	-	-	-	(79.4)	-	-	-	-	(79.4)
Dividends paid to employee benefits trusts	-	-	1.3	-	-	-	-	-	1.3
Stock-based compensation expense	-	-	24.4	-	-	-	-	-	24.4
Tax effects of stock-based compensation plans	-	-	2.3	-	-	-	-	-	2.3
Dividends paid to noncontrolling interests	-	-	-	-	-	-	-	(5.6)	(5.6)
Other	-	-	(1.5)		-	-	-	(0.5)	(2.0)
Balance, December 31, 2011	119.6	$236.6	$1,118.0	$2,879.2	$(391.8)	$(2,133.7)	$(5.9)	$19.7	$1,722.1

Net income	-	-	-	272.1	-	-	-	8.7	280.8
Other comprehensive income (loss)	-	-	-	-	29.8	-	-	(0.3)	29.5
Shares issued under stock and benefit plans, net of minimum tax withholdings	2.7	-	(16.6)	-	-	79.1	-	-	62.5
Treasury stock purchased under share repurchase program ($45.73 per share)*	(1.9)	-	-	-	-	(85.1)	-	-	(85.1)
Cash dividends ($0.72 per share)	-	-	-	(86.7)	-	-	-	-	(86.7)
Dividends paid to employee benefits trusts	-	-	0.7	-	-	-	-	-	0.7
Stock-based compensation expense	-	-	28.0	-	-	-	-	-	28.0
Tax effects of stock-based compensation plans	-	-	9.5	-	-	-	-	-	9.5
Dividends paid to noncontrolling interests	-	-	-	-	-	-	-	(4.8)	(4.8)
Other	-	-	-		-	-		2.7	2.7
Balance, December 31, 2012	120.4	$236.6	$1,139.6	$3,064.6	$(362.0)	$(2,139.7)	$(5.9)	$26.0	$1,959.2

*	At December 31, 2012, $227.1 million was authorized for future repurchases of our common stock.

**	1,500,000 shares were reclassified from Stock Held by Employee Benefits Trusts to Treasury Stock on our Consolidated Balance Sheets as a result of this transaction.

See Notes to Consolidated Financial Statements.

8

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME

Accumulated Other Comprehensive Loss consists of the following components:

	December 31,
	2012	2011	2010
	(In millions)
Foreign currency translation	$(83.6)	$(89.3)	$(100.8)
Unrecognized actuarial losses and prior service cost related to our pension and other postretirement benefit plans, net of accumulated tax of $159.3, $172.1 and $138.6 in 2012, 2011 and 2010, respectively	(276.4)	(300.3)	(241.3)
Cash flow hedging transactions, net of tax of $1.3, $1.4 and $1.6 in 2012, 2011 and 2010, respectively	(2.0)	(2.2)	(2.4)
Accumulated other comprehensive loss	$(362.0)	$(391.8)	$(344.5)

See Notes to Consolidated Financial Statements.

9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As used herein, the terms Equifax, the Company, we, our and us refer to Equifax Inc., a Georgia corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Equifax Inc.

Nature of Operations.   We collect, organize and manage various types of financial, demographic, employment and marketing information. Our products and services enable businesses to make credit and service decisions, manage their portfolio risk, automate or outsource certain payroll-related, tax and human resources business processes, and develop marketing strategies concerning consumers and commercial enterprises. We serve customers across a wide range of industries, including the financial services, mortgage, retail, telecommunications, utilities, automotive, brokerage, healthcare and insurance industries, as well as government agencies. We also enable consumers to manage and protect their financial health through a portfolio of products offered directly to consumers. As of December 31, 2012, we operated in the following countries: Argentina, Canada, Chile, Costa Rica, Ecuador, El Salvador, Honduras, Paraguay, Peru, Portugal, Spain, the United Kingdom, or U.K., Uruguay, and the United States of America, or U.S. We also maintain support operations in the Republic of Ireland. We have an investment in a consumer and commercial credit information company in Brazil and offer consumer credit services in India and Russia through joint ventures.

We develop, maintain and enhance secured proprietary information databases through the compilation of actual consumer data, including credit, employment, asset, liquidity, net worth and spending activity, and business data, including credit and business demographics, that we obtain from a variety of sources, such as credit granting institutions, public record information (including bankruptcies, liens and judgments), income and tax information primarily from large to mid-sized companies in the U.S., and survey-based marketing information. We process this information utilizing our proprietary information management systems.

Basis of Consolidation.   Our Consolidated Financial Statements and the accompanying notes, which are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, include Equifax and all its subsidiaries. We consolidate all majority-owned and controlled subsidiaries as well as variable interest entities in which we are the primary beneficiary. Other parties’ interests in consolidated entities are reported as noncontrolling interests. We use the equity method of accounting for investments in which we are able to exercise significant influence and use the cost method for all other investments. All significant intercompany transactions and balances are eliminated.

Our Consolidated Financial Statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the periods presented therein. Certain prior year amounts have been reclassified to conform to current year presentation, including the results of businesses sold in the first quarter of 2013 that have been reclassified as a discontinued operation, which is more fully described in Note 14.

Segments.   We manage our business and report our financial results through the following five reportable segments, which are the same as operating segments:

•	U.S. Consumer Information Solutions, or USCIS

•	International

•	Workforce Solutions

•	North America Personal Solutions

•	North America Commercial Solutions

10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USCIS is our largest reportable segment, with 42% of total operating revenue for 2012. Our most significant foreign operations are located in Canada and the U.K.

Use of Estimates.   The preparation of our Consolidated Financial Statements requires us to make estimates and assumptions in accordance with GAAP. Accordingly, we make these estimates and assumptions after exercising judgment. We believe that the estimates and assumptions inherent in our Consolidated Financial Statements are reasonable, based upon information available to us at the time they are made including the consideration of events that have occurred up until the point these Consolidated Financial Statements have been filed. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

Revenue Recognition and Deferred Revenue.   Revenue is recognized when persuasive evidence of an arrangement exists, collectibility of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. A significant portion of our revenue is derived from the provision of information services to our customers on a transaction basis, in which case revenue is recognized, assuming all other revenue recognition criteria are met, when the services are provided. A smaller portion of our revenues relates to subscription-based contracts under which a customer pays a preset fee for a predetermined or unlimited number of transactions or services provided during the subscription period, generally one year. Revenue related to subscription-based contracts having a preset number of transactions is recognized as the services are provided, using an effective transaction rate as the actual transactions are completed. Any remaining revenue related to unfulfilled units is not recognized until the end of the related contract’s subscription period. Revenue related to subscription-based contracts having an unlimited volume is recognized ratably during the contract term. Revenue is recorded net of sales taxes.

If at the outset of an arrangement, we determine that collectibility is not reasonably assured, revenue is deferred until the earlier of when collectibility becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of our deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, we determine that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes fixed or determinable, assuming all other revenue recognition criteria have been met.

The determination of certain of our tax management services revenue requires the use of estimates, principally related to transaction volumes in instances where these volumes are reported to us by our clients on a monthly basis in arrears. In these instances, we estimate transaction volumes based on average actual volumes reported in the past. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported. We have not experienced significant variances between our estimates and actual reported volumes in the past. We monitor actual volumes to ensure that we will continue to make reasonable estimates in the future. If we determine that we are unable to make reasonable future estimates, revenue may be deferred until actual customer data is obtained. Also within our Workforce Solutions operating segment, the fees for certain of our tax credits and incentives revenue are based on a portion of the credit delivered to our clients. Revenue for these arrangements is recognized based on the achievement of milestones, upon calculation of the credit, or when the credit is utilized by our client, depending on the provisions of the client contract.

We have certain offerings that are sold as multiple element arrangements. The multiple elements may include consumer or commercial information, file updates for certain solutions, services provided by our decisioning technologies personnel, training services, statistical models and other services. To account for each of these elements separately, the delivered elements must have stand-alone value to our customer. For certain customer contracts, the total arrangement fee is allocated to the undelivered elements. If we are unable to unbundle the arrangement into separate units of accounting, we apply one of the accounting policies described above. This may lead to the arrangement consideration being recognized as the final contract element is delivered to our customer or ratably over the contract.

11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Many of our multiple element arrangements involve the delivery of services generated by a combination of services provided by one or more of our operating segments. No individual information service impacts the value or usage of other information services included in an arrangement and each service can be sold alone or, in most cases, purchased from another vendor without affecting the quality of use or value to the customer of the other information services included in the arrangement. Some of our products require the development of interfaces or platforms by our decisioning technologies personnel that allow our customers to interact with our proprietary information databases. These development services do not meet the requirement for having stand-alone value, thus any related development fees are deferred when billed and are recognized over the expected period that the customer will benefit from the related decisioning technologies service. Revenue from the provision of statistical models is recognized as the service is provided and accepted, assuming all other revenue recognition criteria are met. The direct costs of set up of a customer are capitalized and amortized as a cost of service during the term of the related customer contract.

We have some multiple element arrangements that include software.  We recognize the elements for which we have established vendor specific objective evidence at fair value upon delivery, in accordance with the applicable guidance.

We record revenue on a net basis for those sales in which we have in substance acted as an agent or broker in the transaction.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales of our information services relating generally to the deferral of subscription fees and arrangement consideration from elements not meeting the criteria for having stand-alone value discussed above. Deferred revenues are subsequently recognized as revenue in accordance with our revenue recognition policies.

Cost of Services.   Cost of services consist primarily of (1) data acquisition and royalty fees; (2) customer service costs, which include: personnel costs to collect, maintain and update our proprietary databases, to develop and maintain software application platforms and to provide consumer and customer call center support; (3) hardware and software expense associated with transaction processing systems; (4) telecommunication and computer network expense; and (5) occupancy costs associated with facilities where these functions are performed by Equifax employees.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses consist primarily of personnel-related costs, restructuring costs, corporate costs, fees for professional and consulting services, advertising costs, and other costs of administration.

Advertising.   Advertising costs from continuing operations, which are expensed as incurred, totaled $48.7 million, $42.0 million and $32.6 million during 2012, 2011 and 2010, respectively.

Stock-Based Compensation.   We recognize the cost of stock-based payment transactions in the financial statements over the period services are rendered according to the fair value of the stock-based awards issued. All of our stock-based awards, which are stock options and nonvested stock, are classified as equity instruments.

Income Taxes.   We account for income taxes under the liability method. Deferred income tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates. We assess whether it is more likely than not that we will generate sufficient taxable income to realize our deferred tax assets. We record a valuation allowance, as necessary, to reduce our deferred tax assets to the amount of future tax benefit that we estimate is more likely than not to be realized.

We record tax benefits for positions that we believe are more likely than not of being sustained under audit examinations. We assess the potential outcome of such examinations to determine the adequacy of our income tax accruals. We recognize interest and penalties accrued related to unrecognized tax benefits in the provision for income taxes on our Consolidated Statements of Income. We adjust our income tax provision during the period in which we determine that the actual results of the examinations may differ from our estimates or when statutory terms expire. Changes in tax laws and rates are reflected in our income tax provision in the period in which they occur.

12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share.   Our basic earnings per share, or EPS, is calculated as net income divided by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding. The net income amounts used in both our basic and diluted EPS calculations are the same. A reconciliation of the weighted-average outstanding shares used in the two calculations is as follows:

	Twelve Months Ended December 31,
	2012	2011	2010
	(In millions)
Weighted-average shares outstanding (basic)	119.9	121.9	124.8
Effect of dilutive securities:
Stock options and restricted stock units	2.6	1.8	1.7
Weighted-average shares outstanding (diluted)	122.5	123.7	126.5

For the twelve months ended December 31, 2012, 2011 and 2010, 0.1 million, 2.3 million and 3.3 million stock options, respectively, were anti-dilutive and therefore excluded from this calculation.

Cash Equivalents.   We consider all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts.   We do not recognize interest income on our trade accounts receivable. Additionally, we generally do not require collateral from our customers related to our trade accounts receivable.

The allowance for doubtful accounts for estimated losses on trade accounts receivable is based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns and the establishment of specific reserves for customers in an adverse financial condition. We reassess the adequacy of the allowance for doubtful accounts each reporting period. Increases to the allowance for doubtful accounts are recorded as bad debt expense, which are included in selling, general and administrative expenses on the accompanying Consolidated Statements of Income. Bad debt expense from continuing operations was $2.1 million, $2.7 million and $0.7 million during the twelve months ended December 31, 2012, 2011, and 2010, respectively.

Long-Lived Assets.   Property and equipment are stated at cost less accumulated depreciation and amortization. The cost of additions is capitalized. Property and equipment are depreciated on a straight-line basis over the assets’ estimated useful lives, which are generally three to ten years for data processing equipment and capitalized internal-use software and systems costs. Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured. Buildings are depreciated over a forty-year period. Other fixed assets are depreciated over three to seven years. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized and included in income from operations on the Consolidated Statements of Income, with the classification of any gain or loss dependent on the characteristics of the asset sold or retired.

Certain internal-use software and system development costs are capitalized. Accordingly, the specifically identified costs incurred to develop or obtain software, which is intended for internal use are not capitalized until the determination is made as to the availability of a technically feasible solution to solve the predefined user and operating performance requirements as established during the preliminary stage of an internal-use software development project. Costs incurred during a software development project’s preliminary stage and post-implementation stage are expensed as incurred. Application development activities that are eligible for capitalization include software design and configuration, development of interfaces, coding, testing, and installation. Capitalized internal-use software and systems costs are subsequently amortized on a straight-line basis over a three- to ten-year period after project completion and when the related software or system is ready for its intended use.

13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and amortization expense from continuing operations related to property and equipment was $73.9 million, $73.1 million and $70.8 million during the twelve months ended December 31, 2012, 2011, and 2010, respectively.

Industrial Revenue Bonds.   Pursuant to the terms of certain industrial revenue bonds, we have transferred title to certain of our fixed assets with total costs of $88.4 million and $65.3 million as of December 31, 2012 and 2011, respectively, to a local governmental authority in the U.S. to receive a property tax abatement related to economic development. The title to these assets will revert back to us upon retirement or cancellation of the applicable bonds. These fixed assets are still recognized in the Company’s Consolidated Balance Sheets as all risks and rewards remain with the Company.

Impairment of Long-Lived Assets.   We monitor the status of our long-lived assets in order to determine if conditions exist or events and circumstances indicate that an asset group may be impaired in that its carrying amount may not be recoverable. Significant factors that are considered that could be indicative of an impairment include: changes in business strategy, market conditions or the manner in which an asset group is used; underperformance relative to historical or expected future operating results; and negative industry or economic trends. If potential indicators of impairment exist, we estimate recoverability based on the asset group’s ability to generate cash flows greater than the carrying value of the asset group. We estimate the undiscounted future cash flows arising from the use and eventual disposition of the related long-lived asset group. If the carrying value of the long-lived asset group exceeds the estimated future undiscounted cash flows, an impairment loss is recorded based on the amount by which the asset group’s carrying amount exceeds its fair value. We utilize estimates of discounted future cash flows to determine the asset group’s fair value. We did not record any impairment losses in any of the periods presented.

Goodwill and Indefinite-Lived Intangible Assets.   Goodwill represents the cost in excess of the fair value of the net assets of acquired businesses. Goodwill is not amortized. We are required to test goodwill for impairment at the reporting unit level on an annual basis and on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We perform our annual goodwill impairment test as of September 30 each year.

In September 2011, the FASB issued Accounting Standards Update, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment (the revised standard). The revised standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. For reporting units that we determine meet these criteria, we perform a qualitative assessment. In this qualitative assessment, we consider the following items for each of the reporting units: macroeconomic conditions, industry and market conditions, overall financial performance and other entity specific events. In addition, for each of these reporting units, the most recent fair value determination results in an amount that significantly exceeds the carrying amount of the reporting units. Based on these assessments, we determine whether the likelihood that a current fair value determination would be less than the current carrying amount of the reporting unit is not more likely than not. If it is determined it is not more likely than not, no further testing is required. If further testing is required, we continue with the quantitative impairment test.

In analyzing goodwill for potential impairment in the quantitative impairment test, we use a combination of the income and market approaches to estimate the reporting unit’s fair value. Under the income approach, we calculate the fair value of a reporting unit based on estimated future discounted cash flows. The assumptions we use are based on what we believe a hypothetical marketplace participant would use in estimating fair value. Under the market approach, we estimate the fair value based on market multiples of revenue or earnings before interest, income taxes, depreciation and amortization for benchmark companies. If the fair value of a reporting unit exceeds its carrying value, then no further testing is required. However, if a reporting unit’s fair value were to be less than its carrying value, we would then determine the amount of the impairment charge, if any, which would be the amount that the carrying value of the reporting unit’s goodwill exceeded its implied value.

14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual/territorial rights represent the estimated fair value of rights to operate in certain territories acquired through the purchase of independent credit reporting agencies in the U.S. and Canada. Our contractual/territorial rights are perpetual in nature and, therefore, the useful lives are considered indefinite. Indefinite-lived intangible assets are not amortized. We are required to test indefinite-lived intangible assets for impairment annually and whenever events and circumstances indicate that there may be an impairment of the asset value. Our annual impairment test date is September 30. We perform the impairment test for our indefinite-lived intangible assets by comparing the asset’s fair value to its carrying value. We estimate the fair value based on projected discounted future cash flows. An impairment charge is recognized if the asset’s estimated fair value is less than its carrying value.

We completed our annual impairment testing for goodwill and indefinite-lived intangible assets during the twelve months ended December 31, 2012, 2011, and 2010, and we determined that there was no impairment in any of these years.

Purchased Intangible Assets.   Purchased intangible assets represent the estimated fair value of acquired intangible assets used in our business. Purchased data files represent the estimated fair value of consumer credit files acquired primarily through the purchase of independent credit reporting agencies in the U.S. and Canada. We expense the cost of modifying and updating credit files in the period such costs are incurred. We amortize purchased data files, which primarily consist of acquired credit files, on a straight-line basis. Predominantly all of our other purchased intangible assets are also amortized on a straight-line basis.

Asset	Useful Life
(in years)
Purchased data files	2 to 15
Acquired software and technology	1 to 10
Non-compete agreements	1 to 10
Proprietary database	6 to 10
Customer relationships	2 to 25
Trade names	5 to 15

Other Assets.   Other assets on our Consolidated Balance Sheets primarily represents our investment in unconsolidated affiliates, interest rate swaps, assets related to life insurance policies covering certain officers of the Company, employee benefit trust assets and data purchases, net of related amortization.

Benefit Plans.   We sponsor various pension and defined contribution plans. We also maintain certain healthcare and life insurance benefit plans for eligible retired U.S. employees. Benefits under the pension and other postretirement benefit plans are generally based on age at retirement and years of service and for some pension plans, benefits are also based on the employee’s annual earnings. The net periodic cost of our pension and other postretirement plans is determined using several actuarial assumptions, the most significant of which are the discount rate and the expected return on plan assets. Our Consolidated Balance Sheets reflect the funded status of the pension and other postretirement plans.

Foreign Currency Translation.   The functional currency of each of our foreign operating subsidiaries is that subsidiary’s local currency. We translate the assets and liabilities of foreign subsidiaries at the year-end rate of exchange and revenue and expenses at the monthly average rates during the year. We record the resulting translation adjustment in other comprehensive income, a component of shareholders’ equity. We also record gains and losses resulting from the translation of intercompany balances of a long-term investment nature in accumulated other comprehensive loss.

Financial Instruments.   Our financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, accounts payable and short and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market values due to the short-term nature of these instruments. The fair value of our fixed-rate debt is determined using Level 2 inputs such as quoted market prices for publicly traded instruments, and for non-publicly traded instruments through valuation techniques depending on the specific characteristics of the debt instrument, taking into account credit risk. As of December 31, 2012 and 2011, the fair value of our fixed-rate debt was $1.6 billion and $1.09 billion, respectively, compared to its carrying value of $1.5 billion and $0.97 billion, respectively, based on recent trading prices.

15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivatives and Hedging Activities.   Although derivative financial instruments are not utilized for speculative purposes or as the Company’s primary risk management tool, derivatives have been used as a risk management tool to hedge the Company’s exposure to changes in interest rates and foreign exchange rates. We have used interest rate swaps and interest rate lock agreements to manage interest rate risk associated with our fixed and floating-rate borrowings. Forward contracts on various foreign currencies have been used to manage the foreign currency exchange rate risk of certain firm commitments denominated in foreign currencies. We recognize all derivatives on the balance sheet at fair value. Derivative valuations reflect the value of the instrument including the value associated with any material counterparty risk.

Fair Value Hedges.   In conjunction with our fourth quarter 2009 sale of five-year Senior Notes, we entered into five-year interest rate swaps, designated as fair value hedges, which convert the debt’s fixed interest rate to a variable rate. These swaps involve the receipt of fixed rate amounts for floating interest rate payments over the life of the swaps without exchange of the underlying principal amount. Changes in the fair value of the interest rate swaps offset changes in the fair value of the fixed-rate Senior Notes they hedge due to changes in the designated benchmark interest rate and are recorded in interest expense. The full fair value of the interest rate swap is classified as a non-current asset or liability as the remaining maturity of the fixed-rate Senior Notes they hedge is more than twelve months.  There was no ineffectiveness on our fair value hedge that impacted current year earnings. The fair value of these interest rate swaps at December 31, 2012 and 2011 was $12.2 million and $14.8 million, respectively, recorded in other assets, net on our Consolidated Balance Sheets.

Cash Flow Hedges.   Changes in the fair value of highly effective derivatives designated as cash flow hedges are initially recorded in accumulated other comprehensive income and are reclassified into the line item in the Consolidated Statements of Income in which the hedged item is recorded in the same period the hedged item impacts earnings. Any ineffective portion is recorded in current period earnings.  We did not have any unsettled cash flow hedges outstanding as of December 31, 2012 or December 31, 2011.

Fair Value Measurements.   Fair value is determined based on the assumptions marketplace participants use in pricing the asset or liability. We use a three level fair value hierarchy to prioritize the inputs used in valuation techniques between observable inputs that reflect quoted prices in active markets, inputs other than quoted prices with observable market data and unobservable data (e.g., a company’s own data). The adoption of fair value guidance for nonfinancial assets and nonfinancial liabilities on January 1, 2009 did not have a material impact on our Consolidated Financial Statements.

The following table presents assets and liabilities measured at fair value on a recurring basis:

			Fair Value Measurements at Reporting Date Using:
Description		Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(In millions)
Assets and Liabilities:
Fair Value Interest Rate Swaps	(1)	$12.2	$-	$12.2	$-
Notes, due 2014	(1)	(287.2)	-	(287.2)	-
Deferred Compensation Plan	(2)	(16.8)	-	(16.8)	-
Total assets and liabilities		$(291.8)	$-	$(291.8)	$-

(1)	The fair value of our interest rate swaps, designated as fair value hedges, and notes are based on the present value of expected future cash flows using zero coupon rates and are classified within Level 2 of the fair value hierarchy.

16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	We maintain deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and commissions) until a later date based on the terms of the plans. The liability representing benefits accrued for plan participants is valued at the quoted market prices of the participants’ investment elections.

Variable Interest Entities.   We hold interests in certain entities, including credit data and information solutions ventures, that are considered variable interest entities, or VIEs.  These variable interests relate to ownership interests that require financial support for these entities.  Our investments related to these VIEs totaled $13.5 million at December 31, 2012, representing our maximum exposure to loss.  These investments are classified in other assets, net on our Consolidated Balance Sheets.  We are not the primary beneficiary and are not required to consolidate any of these VIEs.

Recent Accounting Pronouncements.    Testing Goodwill for Impairment.   In September 2011, the FASB issued Accounting Standards Update, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment (the revised standard). The revised standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The revised standard was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  We implemented the new standard in our 2012 annual goodwill impairment testing, and it did not have a material effect on our financial condition or results of operations.

Comprehensive Income. In the first quarter of 2012, we adopted Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income, which changed our financial statement presentation but did not have an effect on our financial condition or results of operations.

Testing Indefinite-Lived Intangible Assets for Impairment. In July 2012, the FASB issued Accounting Standards Update No. 2012-02, “Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment,” which allows a company the option to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test.  Under that option, a company would no longer be required to calculate the fair value of an indefinite-lived intangible asset unless the company determines, based on the qualitative assessment, that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount.  This guidance is effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. We will implement the new standard in our 2013 annual impairment testing.  This guidance is not expected to have a material effect on our financial condition or results of operations.

Other Comprehensive Income. In February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Reporting of Amounts Reclassified Out of Other Comprehensive Income,” which requires public companies to present information about reclassification adjustments from accumulated other comprehensive income in their annual and interim financial statements in a single note or on the face of the financial statements. This standard is effective prospectively for annual and interim reporting periods beginning after December 15, 2012. This guidance is not expected to have a material effect on our financial condition or results of operations.

2. MERGER OF BRAZILIAN BUSINESS

On May 31, 2011, we completed the merger of our Brazilian business with Boa Vista Serviços S.A. (“BVS”) in exchange for a 15% equity interest in BVS (the “Brazilian Transaction”).  The transaction was accounted for as a sale of our Brazilian business, which was deconsolidated. BVS, an unrelated third party whose results we do not consolidate, is the second largest consumer and commercial credit information company in Brazil.  Our investment in BVS was valued at 130 million Brazilian Reais ($63.6 million and $69.4 million at December 31, 2012 and December 31, 2011, respectively) is recorded in other assets, net on the Consolidated Balance Sheets and is accounted for using the cost method.   The initial fair value was determined by a third-party using income and market approaches. We estimate the fair value of the investment at December 31, 2012 in local currency approximates the initial fair value of the investment recorded. In accounting for the transaction, we wrote off $33.2 million of goodwill and $27.0 million of cumulative foreign currency translation adjustments.  In addition, as part of the agreement with BVS, we have retained certain contingent liabilities.  A pre-tax loss of $10.3 million was recognized during the second quarter of 2011 related to the Brazilian Transaction and is included in other income (expense) in the Consolidated Statements of Income.  Tax expense of $17.5 million was also recorded in conjunction with the Brazilian Transaction.

17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equifax has committed to make certain additional funding available to BVS.  Until May 31, 2015, BVS will have the right to borrow up to $55 million from Equifax for general corporate purposes; any borrowings would be due and payable on May 31, 2015.  Payments for principal and interest on any borrowings can be convertible, at Equifax’s option, into additional shares of BVS nonvoting preferred stock.  Preferred shares issued as a result of any borrowings will be convertible to common shares under specific conditions. There were no borrowings outstanding as of December 31, 2012.

3.  DISCONTINUED OPERATIONS

On April 23, 2010, we sold our APPRO loan origination software business (“APPRO”), for approximately $72 million.  On July 1, 2010, we sold substantially all the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million.  Both of these businesses had previously been reported in our U.S. Consumer Information Solutions segment.  The historical results of these operations for the year ended December 31, 2010 are classified as discontinued operations in the Consolidated Statements of Income.  Revenue for these businesses for the year ended December 31, 2010 was $42.1 million.   Pretax income was $65.4 million for the year ended December 31, 2010.  We recorded a gain from the sale of APPRO in the second quarter of 2010 of $12.3 million, after tax, and a gain from the sale of DMS in the third quarter of 2010 of $14.9 million, after tax, both of which were classified as discontinued operations in the Consolidated Statements of Income.

During 2011, we settled various contingencies related to past divestitures that resulted in $1.5 million of income from discontinued operations, net of tax.

During the first quarter of 2013, we divested of two non-strategic business lines, Equifax Settlement Services, which was part of our Mortgage business within the USCIS operating segment and Talent Management Services, which was part of our Employer Services business within our Workforce Solutions operating segment, for a total of $47.5 million. The historical results of these operations are classified as discontinued operations in the Consolidated Statements of Income. For further information regarding these divestitures, see Note 14.

4.  ACQUISITIONS AND INVESTMENTS

2012 Acquisitions and Investments.   On December 28, 2012, as a part of our long-term growth strategy of expanding our USCIS business, we acquired certain credit services business assets and operations of Computer Sciences Corporation for $1.0 billion. The results of this acquisition have been included in our USCIS operating segment subsequent to the acquisition and are not material for 2012.

We financed this purchase with available cash, borrowings under our CP Program, and the issuance in December 2012 of 3.30%, ten-year unsecured Senior Notes. The 3.30% Senior Notes are further described in Note 6 of the Notes to the Consolidated Financial Statements.

To further broaden our product offerings, during the twelve months ended December 31, 2012, we completed smaller acquisitions of information services businesses in the European and Latin American regions of our International segment totaling $16.5 million. The results of these acquisitions have been included in our operating results subsequent to the date of acquisition and are not material.

2011 Acquisitions and Investments.   On August 1, 2011, to further enhance our market position, we acquired DataVision Resources, which provides data and business solutions to the mortgage, insurance and financial services industries, for $50.0 million.  The results of this acquisition have been included in our Workforce Solutions segment subsequent to the date of acquisition.

To further broaden our product offerings, during the twelve months ended December 31, 2011, we completed smaller acquisitions of information services businesses in the European and Latin American regions of our International segment as well as our U.S. Consumer Information Solutions and Workforce Solutions segments for $82.4 million. The results of these acquisitions have been included in our operating results subsequent to the date of acquisition and are not material.

2010 Acquisitions and Investments.   On October 1, 2010, to broaden our portfolio of solutions, we acquired Anakam, Inc., a provider of large-scale, software-based, multi-factor authentication solutions, for $64.3 million.  The results of this acquisition have been included in our U.S. Consumer Information Solutions segment subsequent to the date of acquisition.

To further enhance our market share, during the twelve months ended December 31, 2010, we completed four additional acquisitions totaling $12.3 million.  These transactions were in our International segment and the results of these acquisitions have been included in our operating results subsequent to the date of acquisition and are not material.

18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Price Allocation.   The following table summarizes the estimated fair value of the net assets acquired and the liabilities assumed at the acquisition dates. The 2012 allocations are considered final, except for the resolution of certain contingencies all of which existed at the acquisition date, primarily related to working capital settlement, sales tax exposures and income tax accounts, which will be resolved when final returns are filed related to the acquired entities. Estimates for these items have been included in the purchase price allocations and will be finalized prior to the one year anniversary date of the acquisitions.

	December 31,
	2012	2011
	(In millions)
Current assets	$21.3	$14.1
Property and equipment	1.2	4.2
Other assets	0.1	0.1
Identifiable intangible assets (1)	524.7	52.2
Indefinite lived intangible assets	158.8	-
Goodwill (2)	321.3	75.6
Total assets acquired	1,027.4	146.2
Total liabilities assumed	(7.4)	(13.8)
Non-controlling interest	(2.7)	-
Net assets acquired	$1,017.3	$132.4

(1)	Identifiable intangible assets are further disaggregated in the following table.

(2)	Of the goodwill resulting from 2012 and 2011 acquisitions, $309.3 million and $44.7 million, respectively, is tax deductible.

The primary reasons the purchase price of these acquisitions exceeded the fair value of the net assets acquired, which resulted in the recognition of goodwill, were future tax savings which are not recorded apart from goodwill, expanded growth opportunities from new or enhanced product offerings, cost savings from the elimination of duplicative activities, and the acquisition of an assembled workforce that are not recognized as assets apart from goodwill.

	December 31,
	2012		2011
Intangible asset category	Fair value	Weighted- average useful life	Fair value	Weighted- average useful life
	(in millions)	(in years)	(in millions)	(in years)
Customer relationships	$4.5	8.7	$29.9	8.8
Acquired software and technology	0.7	5.7	13.4	4.2
Purchased data files	508.8	15.0	3.2	5.2
Non-compete agreements	10.3	4.9	2.3	3.7
Trade names and other intangible assets	0.4	5.0	3.4	5.5
Total acquired intangibles	$524.7	14.7	$52.2	6.9

19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Financial Information. The following table presents unaudited consolidated pro forma information as if our acquisition of CSC Credit Services’ business had occurred at the beginning of the earliest year presented. The pro forma amounts may not be necessarily indicative of the operating revenues and results of operations had the acquisition actually taken place at the beginning of the earliest year presented. Furthermore, the pro forma information may not be indicative of future performance.

	Twelve Months Ended December 31,
	2012		2011
	As Reported	Pro Forma	As Reported	Pro Forma
	(In millions, except per share data)
Operating revenues	$2,073.0	$2,196.2	$1,893.2	$2,003.6
Net income attributable to Equifax	$272.1	$309.9	$232.9	$263.6
Income from continuing operations per share (basic)	$2.22	$2.54	$1.89	$2.14
Income from continuing operations per share (diluted)	$2.18	$2.48	$1.86	$2.11
Net income per share (basic)	$2.27	$2.58	$1.91	$2.16
Net income per share (diluted)	$2.22	$2.53	$1.88	$2.13

The unaudited pro forma financial information presented in the table above has been adjusted to give effect to adjustments that are (1) directly related to the business combination; (2) factually supportable; and (3) expected to have a continuing impact. These adjustments include, but are not limited to, the application of our accounting policies; elimination of related party transactions; and depreciation and amortization related to fair value adjustments and intangible assets.

The impact of the smaller acquisitions within our International segment in 2012 as well as the 2011 acquisitions did not have a material impact in our Consolidated Statements of Income. The impact of the 2012 acquisitions, excluding CSC Credit Services, and the 2011 acquisitions would not have significantly changed our Consolidated Statements of Income if they had occurred at the beginning of the earliest year presented.

5.  GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill.   Goodwill represents the cost in excess of the fair value of the net assets acquired in a business combination. As discussed in Note 1, goodwill is tested for impairment at the reporting unit level on an annual basis and on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We perform our annual goodwill impairment tests as of September 30 each year. As a result of the merger of our Brazilian business in the second quarter of 2011, we performed an interim impairment test on the Latin America reporting unit excluding our Brazilian business which resulted in no impairment. The fair value estimates for our reporting units were determined using a combination of the income and market approaches in accordance with the Company’s methodology. Our annual impairment tests as of September 30, 2012, 2011 and 2010 resulted in no impairment of goodwill.

Changes in the amount of goodwill for the twelve months ended December 31, 2012 and 2011, are as follows:

	U.S. Consumer			North America	North America
	Information		Workforce	Personal	Commercial
(In millions)	Solutions	International	Solutions	Solutions	Solutions	Total
Balance, December 31, 2010	$628.5	$346.9	$899.9	$1.8	$37.6	$1,914.7
Acquisitions	10.1	30.9	34.6	-	-	75.6
Adjustments to initial purchase price allocation	(0.2)	(0.1)	0.5	-	-	0.2
Foreign currency translation	-	4.0	-	-	(0.1)	3.9
Businesses sold	-	(33.2)	-	-	-	(33.2)
Balance, December 31, 2011	638.4	348.5	935.0	1.8	37.5	1,961.2
Acquisitions	309.3	12.0	-	-	-	321.3
Adjustments to initial purchase price allocation	-	-	(1.0)	-	-	(1.0)
Foreign currency translation	-	8.8	-	-	0.1	8.9
Balance, December 31, 2012	$947.7	$369.3	$934.0	$1.8	$37.6	$2,290.4

20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Indefinite-Lived Intangible Assets.   Indefinite-lived intangible assets consist of contractual/territorial rights representing the estimated fair value of rights to operate in certain territories acquired through the purchase of independent credit reporting agencies in the U.S. and Canada. Our contractual/territorial rights are perpetual in nature and, therefore, the useful lives are considered indefinite. Indefinite-lived intangible assets are not amortized. As discussed in Note 1, we are required to test indefinite-lived intangible assets for impairment annually and whenever events or circumstances indicate that there may be an impairment of the asset value. We perform our annual indefinite-lived intangible asset impairment test as of September 30 each year. Our annual impairment tests as of September 30, 2012, 2011 and 2010 resulted in no impairment of our indefinite-lived intangible assets. Changes in the amounts of indefinite-lived intangible assets for the twelve months ended December 31, 2012 and 2011, are as follows:

Amount
(In millions)
Balance, December 31, 2010	$95.6
Foreign currency translation	-
Balance, December 31, 2011	95.6
Acquisitions	158.8
Foreign currency translation	0.1
Balance, December 31, 2012	$254.5

Purchased Intangible Assets.   Purchased intangible assets net, recorded on our Consolidated Balance Sheets at December 31, 2012 and 2011, are as follows:

	December 31, 2012			December 31, 2011
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
	(In millions)
Definite-lived intangible assets:
Purchased data files	$795.6	$(229.2)	$566.4	$316.2	$(240.5)	$75.7
Acquired software and technology	34.4	(13.5)	20.9	68.3	(41.1)	27.2
Customer relationships	522.1	(164.5)	357.6	518.2	(130.3)	387.9
Proprietary database	125.0	(115.9)	9.1	125.0	(95.5)	29.5
Non-compete agreements	19.4	(5.5)	13.9	9.0	(3.1)	5.9
Trade names and other intangible assets	41.5	(21.7)	19.8	40.7	(16.7)	24.0
Total definite-lived intangible assets	$1,538.0	$(550.3)	$987.7	$1,077.4	$(527.2)	$550.2

Amortization expense from continuing operations related to purchased intangible assets was $86.1 million, $87.5 million, and $86.7 million during the twelve months ended December 31, 2012, 2011, and 2010, respectively.

Estimated future amortization expense from continuing operations related to definite-lived purchased intangible assets at December 31, 2012 is as follows:

Years ending December 31,	Amount
(In millions)
2013	$103.9
2014	91.6
2015	86.6
2016	81.2
2017	71.4
Thereafter	541.6
$976.3

21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  DEBT

Debt outstanding at December 31, 2012 and 2011 was as follows:

	December 31,
	2012	2011
	(In millions)
Commercial paper ("CP")	$265.0	$30.0
Notes, 7.34%, due in installments through May 2014	30.0	45.0
Notes, 4.45%, due December 2014	275.0	275.0
Notes, 6.30%, due July 2017	272.5	272.5
Notes, 3.30%, due Dec 2022	500.0	-
Debentures, 6.90%, due July 2028	125.0	125.0
Notes, 7.00%, due July 2037	250.0	250.0
Capitalized lease obligation	2.2	1.1
Other	0.7	0.6
Total debt	1,720.4	999.2
Less short-term debt and current maturities	(283.3)	(47.2)
Less unamortized discounts	(2.3)	(1.8)
Plus fair value adjustments	12.6	15.8
Total long-term debt, net of discount	$1,447.4	$966.0

Scheduled future maturities of debt at December 31, 2012, are as follows:

Years ending December 31,	Amount
(In millions)
2013	$282.9
2014	290.0
2015	-
2016	-
2017	272.5
Thereafter	875.0
Total debt	$1,720.4

Senior Credit Facility.    During the fourth quarter of 2012, we extended the maturity date and increased the borrowing limits of our existing unsecured revolving credit facility, which we refer to as the Senior Credit Facility, by entering into a Third Amended and Restated Credit Agreement dated as of December 19, 2012 (the “Amended Agreement”).  The Senior Credit Facility had been scheduled to expire on February 18, 2015, and provided $500.0 million of borrowing capacity.  The Amended Agreement provides for a maturity date of December 19, 2017.  We elected to increase the size of the facility to $750.0 million in line with our liquidity needs and current credit market conditions.  The Amended Agreement also provides an accordion feature that allows us to request an increase in the total commitment to $1.0 billion.  Borrowings may be used for general corporate purposes, including working capital, capital expenditures, acquisitions and share repurchase programs. Availability of the Senior Credit Facility for borrowings is reduced by the outstanding face amount of any letters of credit issued under the facility and, pursuant to our existing Board of Directors authorization, by the outstanding principal amount of our CP notes.

22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under our Senior Credit Facility, we must comply with various financial and non-financial covenants. The financial covenants require us to maintain a maximum leverage ratio, defined as consolidated funded debt divided by consolidated EBITDA (as set forth in the Senior Credit Facility) for the preceding four quarters, of not more than 3.5 to 1.0. Compliance with this financial covenant is tested quarterly. The non-financial covenants include limitations on liens, subsidiary debt, mergers, liquidations, asset dispositions and acquisitions. As of December 31, 2012, we were in compliance with our covenants under the Senior Credit Facility. Our borrowings under this facility, which have not been guaranteed by any of our subsidiaries, are unsecured and will rank on parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

At December 31, 2012, interest was payable on borrowings under the existing credit facility at the base rate or London Interbank Offered Rate, or LIBOR, plus a specified margin. The annual unused fee, which we pay on the unused portion of the revolver, and interest rate are subject to adjustment based on our debt ratings. As of December 31, 2012, $483.6 million was available for borrowings and there were no outstanding borrowings under the Senior Credit Facility, which is included in long-term debt on our Consolidated Balance Sheets.

While the underlying final maturity date of this facility is December 2017, it is structured to provide borrowings under short-term loans. Because these borrowings primarily have a maturity of ninety days, the borrowings and repayments are presented on a net basis within the financing activities portion of our Consolidated Statements of Cash Flows as net (repayments) borrowings under long-term revolving credit facilities.

CP Program.   During the fourth quarter of 2012, we increased the size of our CP program from $500.0 million to $750.0 million. Our CP program has been established through the private placement of CP notes from time to time, in which borrowings bear interest at either a variable rate (based on LIBOR or other benchmarks) or a fixed rate, with the applicable rate and margin. Maturities of CP can range from overnight to 397 days. Because the CP program is backstopped by our Senior Credit Facility, the amount of CP which may be issued under the program is reduced by the outstanding face amount of any letters of credit issued under the facility and, pursuant to our existing Board of Directors authorization, by the outstanding borrowings under our Senior Credit Facility. At December 31, 2012, $265.0 million in CP notes was outstanding, all with maturities of less than 90 days.

7.34% Notes.   At the closing of the TALX acquisition in May 2007, we assumed $75.0 million in 7.34% Senior Guaranteed Notes, or TALX Notes, privately placed by TALX with several institutional investors in May 2006. We are required to repay the principal amount of the TALX Notes in five equal annual installments commencing on May 25, 2010 with a final maturity date of May 25, 2014. We may prepay the TALX Notes subject to certain restrictions and the payment of a make-whole amount. Under certain circumstances, we may be required to use proceeds of certain asset dispositions to prepay a portion of the TALX Notes. Interest on the TALX Notes is payable semi-annually until the principal becomes due and payable. We identified a fair value adjustment related to the TALX Notes in applying purchase accounting; this amount is being amortized against interest expense over the remainder of the term of the TALX Notes. At December 31, 2012, the remaining balance of this adjustment is $0.4 million and is included in long-term debt on the Consolidated Balance Sheets.

4.45% Senior Notes.   On November 4, 2009, we issued $275.0 million principal amount of 4.45%, five-year senior notes in an underwritten public offering. Interest is payable semi-annually in arrears on December 1 and June 1 of each year. We used the net proceeds from the sale of the senior notes to repay outstanding borrowings under our CP program, a portion of which was used to finance our fourth quarter 2009 acquisitions. The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. In conjunction with the senior notes, we entered into five-year interest rate swaps, designated as fair value hedges, which convert the fixed interest rate to a variable rate. The long-term debt fair value adjustment related to these interest rate swaps was an increase of $12.2 million at December 31, 2012.

23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.3% and 7.0% Senior Notes.   On June 28, 2007, we issued $300.0 million principal amount of 6.3%, ten-year senior notes and $250.0 million principal amount of 7.0%, thirty-year senior notes in underwritten public offerings. Interest is payable semi-annually in arrears on January 1 and July 1 of each year. The net proceeds of the financing were used to repay short-term indebtedness, a substantial portion of which was incurred in connection with our acquisition of TALX. We must comply with various non-financial covenants, including certain limitations on liens, additional debt and mortgages, mergers, asset dispositions and sale-leaseback arrangements. The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness.

3.3% Senior Notes.   On December 17, 2012, we issued $500.0 million principal amount of 3.3%, ten-year senior notes in an underwritten public offering. Interest is payable semi-annually in arrears on December 15 and June 15 of each year. The net proceeds of the sale of the notes were used to finance the acquisition of CSC Credit Services in December 2012. We must comply with various non-financial covenants, including certain limitations on liens, additional debt and mortgages, mergers, asset dispositions and sale-leaseback arrangements. The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness.

6.9% Debentures.   We have $125 million of debentures outstanding with a maturity date of 2028.  The debentures are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness.

Cash paid for interest was $53.0 million, $54.0 million and $55.6 million during the twelve months ended December 31, 2012, 2011 and 2010, respectively.

7.  COMMITMENTS AND CONTINGENCIES

Leases.   Our operating leases principally involve office space and office equipment. Rental expense from continuing operations for operating leases, which is recognized on a straight-line basis over the lease term, was $21.5 million, $21.2 million and $19.7 million for the twelve months ended December 31, 2012, 2011 and 2010, respectively. Our headquarters building ground lease has purchase options exercisable beginning in 2019, renewal options exercisable in 2048 and escalation clauses that began in 2009. Expected future minimum payment obligations for non-cancelable operating leases exceeding one year are as follows as of December 31, 2012:

Years ending December 31,	Amount
(In millions)
2013	$20.2
2014	14.9
2015	11.7
2016	8.0
2017	6.1
Thereafter	32.8
$93.7

We have no material sublease agreements and as a result, expected sublease income is not reflected as a reduction in the total minimum rental obligations under operating leases in the table above.

24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Data Processing, Outsourcing Services and Other Agreements.   We have separate agreements with IBM, TCS and others to outsource portions of our computer data processing operations, applications development, maintenance and related functions and to provide certain other administrative and operational services. The agreements expire between 2013 and 2018. The estimated aggregate minimum contractual obligation remaining under these agreements is approximately $70 million as of December 31, 2012, with no future year’s minimum contractual obligation expected to exceed approximately $40 million. Annual payment obligations in regard to these agreements vary due to factors such as the volume of data processed; changes in our servicing needs as a result of new product offerings, acquisitions or divestitures; the introduction of significant new technologies; foreign currency; or the general rate of inflation. In certain circumstances (e.g., a change in control or for our convenience), we may terminate these data processing and outsourcing agreements, and, in doing so, certain of these agreements require us to pay a significant penalty.

During 2012, we amended certain portions and terminated certain other portions of our operations support services agreement for North America with IBM. The amended agreement extends certain terms two years through December 2016 and changes certain variable cost to fixed cost intended to provide financial savings to the Company. During 2011, we amended our operations support services agreement in North America with IBM. The amended agreement extended the term one year through December 2014 and changed certain variable cost to fixed cost intended to provide financial savings to the Company.  During 2010, we amended our data processing outsourcing agreement with IBM in the U.K. The amended agreement extended the term three years through December 2016 and allows for a reduction in the scope of services provided by IBM, as well as financial savings to the Company. Under our agreement with IBM (which covers our operations in North America, Europe, Peru and Chile), we have outsourced certain of our mainframe and midrange operations, help desk service and desktop support functions, and the operation of our voice and data networks. The scope of such services varies by location. The estimated future minimum contractual obligation under the revised agreement is approximately $60 million for the remaining term, with no individual year’s minimum expected to exceed approximately $30 million. We may terminate certain portions of this agreement without penalty in the event that IBM is in material breach of the terms of the agreement. During 2012, 2011 and 2010, we paid $70.5 million, $79.7 million and $61.1 million, respectively, for these services.

Change in Control Agreements.   We have entered into change in control severance agreements with certain key executives. The agreements provide for, among other things, certain payments and benefits in the event of a qualifying termination of employment (i.e., termination of employment by the executive for “good reason” or termination of employment by the Company without “cause,” each as defined in the agreements) following a change in control of the Company. In the event of a qualifying termination, the executive will become entitled to continuation of group health, dental, vision, life, disability, 401(k) and similar benefits for three years, as well as a lump sum severance payment, all of which differs by executive.

The change in control agreements have a three-year term and automatically renew for another three years unless we elect not to renew the agreements. Change in control events potentially triggering benefits under the agreements would occur, subject to certain exceptions, if (1) any person acquires 20% or more of our voting stock; (2) upon a merger or other business combination, our shareholders receive less than two-thirds of the common stock and combined voting power of the new company; (3) we sell or otherwise dispose of all or substantially all of our assets; or (4) we liquidate or dissolve.

If these change in control agreements had been triggered as of December 31, 2012, payments of approximately $48.1 million would have been made (excluding tax gross-up amounts of $26.6 million). Under the Company’s existing director and employee stock benefit plans, a change in control generally would result in the immediate vesting of all outstanding stock options and satisfaction of the restrictions on any outstanding nonvested stock awards.

25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guarantees.   We will from time to time issue standby letters of credit, performance bonds or other guarantees in the normal course of business. The aggregate notional amount of all performance bonds and standby letters of credit is not material at December 31, 2012, and all have a remaining maturity of one year or less. The maximum potential future payments we could be required to make under the guarantees is not material at December 31, 2012.

General Indemnifications.   We are the lessee under many real estate leases. It is common in these commercial lease transactions for us, as the lessee, to agree to indemnify the lessor and other related third parties for tort, environmental and other liabilities that arise out of or relate to our use or occupancy of the leased premises. This type of indemnity would typically make us responsible to indemnified parties for liabilities arising out of the conduct of, among others, contractors, licensees and invitees at or in connection with the use or occupancy of the leased premises. This indemnity often extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by either their sole or gross negligence and their willful misconduct.

Certain of our credit agreements include provisions which require us to make payments to preserve an expected economic return to the lenders if that economic return is diminished due to certain changes in law or regulations. In certain of these credit agreements, we also bear the risk of certain changes in tax laws that would subject payments to non-U.S. lenders to withholding taxes.

In conjunction with certain transactions, such as sales or purchases of operating assets or services in the ordinary course of business, or the disposition of certain assets or businesses, we sometimes provide routine indemnifications, the terms of which range in duration and sometimes are not limited.

The Company has entered into indemnification agreements with its directors and executive officers. Under these agreements, the Company has agreed to indemnify such individuals to the fullest extent permitted by law against liabilities that arise by reason of their status as directors or officers and to advance expenses incurred by such individuals in connection with the related legal proceedings. The Company maintains directors and officers liability insurance coverage to reduce its exposure to such obligations.

We cannot reasonably estimate our potential future payments under the indemnities and related provisions described above because we cannot predict when and under what circumstances these provisions may be triggered. We have no accrual related to indemnifications on our Consolidated Balance Sheets at December 31, 2012 and 2011.

Subsidiary Dividend and Fund Transfer Limitations.   The ability of some of our subsidiaries and associated companies to transfer funds to us is limited, in some cases, by certain restrictions imposed by foreign governments, which do not, individually or in the aggregate, materially limit our ability to service our indebtedness, meet our current obligations or pay dividends.

Contingencies.   We are involved in legal proceedings, claims and litigation arising in the ordinary course of business. We periodically assess our exposure related to these matters based on the information which is available. We have recorded accruals in our Consolidated Financial Statements for those matters in which it is probable that we have incurred a loss and the amount of the loss, or range of loss, can be reasonably estimated.

We also accrue for unpaid legal fees for services performed to date. Although the final outcome of these other matters cannot be predicted with certainty, any possible adverse outcome arising from these matters is not expected to have a material impact on our Consolidated Financial Statements, either individually or in the aggregate. However, our evaluation of the likely impact of these matters may change in the future.

26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tax Matters.    In 2003, the Canada Revenue Agency, or CRA, issued Notices of Reassessment, asserting that Acrofax, Inc., a wholly-owned Canadian subsidiary of Equifax, was liable for additional tax for the 1995 through 2000 tax years, related to certain intercompany capital contributions and loans. Subsequently in 2003, we made a statutorily-required deposit for a portion of the claim. On May 31, 2011, we settled this CRA claim for $1.1 million (1.1 million in Canadian dollars) and received a net refund of the deposit and accrued interest in the amount of $9.9 million (9.7 million in Canadian dollars).

8.  INCOME TAXES

The provision for income taxes from continuing operations consisted of the following:

	Twelve Months Ended December 31,
	2012	2011	2010
	(In millions)
Current:
Federal	$102.3	$112.5	$71.1
State	12.5	10.4	7.9
Foreign	67.4	44.2	41.3
	182.2	167.1	120.3
Deferred:
Federal	(5.9)	(1.5)	15.7
State	(2.1)	0.5	(4.1)
Foreign	(18.2)	1.0	(3.0)
	(26.2)	-	8.6
Provision for income taxes	$156.0	$167.1	$128.9

The provision for income taxes from discontinued operations was $3.4 million, $1.4 million and $36.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Domestic and foreign income from continuing operations before income taxes was as follows:

	Twelve Months Ended December 31,
	2012	2011	2010
	(In millions)
U.S.	$341.8	$338.6	$260.7
Foreign	89.5	67.3	107.0
	$431.3	$405.9	$367.7

27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes reconciles with the U.S. federal statutory rate, as follows:

	Twelve Months Ended December 31,
	2012	2011	2010
	(In millions)
Federal statutory rate	35.0%	35.0%	35.0%

Provision computed at federal statutory rate	$151.0	$142.0	$128.7
State and local taxes, net of federal tax benefit	5.8	5.8	2.6
Foreign	(5.3)	3.1	2.4
Valuation allowance	(0.9)	(0.6)	(3.2)
Tax reserves	0.2	(1.1)	0.8
Currency and other tax effects of Brazil Transaction(1)	(15.3)	20.5	-
Global restructuring(2)	20.5	-	-
Other	-	(2.6)	(2.4)
Provision for income taxes	$156.0	$167.1	$128.9

Effective income tax rate	36.2%	41.2%	35.1%

(1)	During the fourth quarter of 2012, we recorded a $15.3 million tax benefit as a result of tax authorities approving a tax method change which impacted the tax expense recorded in connection with the merger of our Brazilian business in the second quarter of 2011.
(2)	During the fourth quarter of 2012, we completed an international tax restructuring resulting in the recognition of tax expense of $20.5 million.

We record deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities. For additional information about our income tax policy, see Note 1 of the Notes to Consolidated Financial Statements.

28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of the deferred income tax assets and liabilities at December 31, 2012 and 2011, were as follows:

	December 31,
	2012	2011
	(In millions)
Deferred income tax assets:
Employee pension benefits	$149.9	$172.1
Net operating and capital loss carryforwards	107.3	102.0
Foreign tax credits	54.2	53.8
Employee compensation programs	54.9	49.4
Reserves and accrued expenses	7.7	8.9
Deferred revenue	3.8	8.7
Other	3.1	5.8
Gross deferred income tax assets	380.9	400.7
Valuation allowance	(102.5)	(92.8)
Total deferred income tax assets, net	$278.4	$307.9

Deferred income tax liabilities:
Goodwill and intangible assets	(305.2)	(322.1)
Pension expense	(101.4)	(122.1)
Undistributed earnings of foreign subsidiaries	(52.3)	(44.8)
Depreciation	(15.3)	(17.5)
Other	(18.8)	(21.1)
Total deferred income tax liability	(493.0)	(527.6)
Net deferred income tax liability	$(214.6)	$(219.7)

Our deferred income tax assets and deferred income tax liabilities at December 31, 2012 and 2011, are included in the accompanying Consolidated Balance Sheets as follows:

	December 31,
	2012	2011
	(In millions)
Current deferred income tax assets, included in other current assets	$8.4	$10.6
Long-term deferred income tax assets, included in other assets	$4.7	$5.6
Long-term deferred income tax liabilities	(227.7)	(235.9)
Net deferred income tax liability	$(214.6)	$(219.7)

We record deferred income taxes on the temporary differences of our foreign subsidiaries and branches, except for the temporary differences related to undistributed earnings of subsidiaries which we consider indefinitely invested. We have indefinitely invested $85.7 million attributable to pre-2004 undistributed earnings of our Canadian and Chilean subsidiaries. If the pre-2004 earnings were not considered indefinitely invested, $5.7 million of deferred U.S. income taxes would have been provided.

29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2012, we had U.S. federal and state net operating loss carryforwards of $82.2 million which will expire at various times between 2013 and 2029. We also had foreign net operating loss carryforwards totaling $335.0 million of which $26.8 million will expire between 2013 and 2029 and the remaining $308.2 million will carryforward indefinitely. Foreign capital loss carryforwards of $20.0 million may be carried forward indefinitely. The deferred tax asset related to the net operating loss and capital loss carryforwards is $107.3 million of which $100.0 million has been fully reserved in the deferred tax valuation allowance. Additionally, we had foreign tax credit carryforwards of $54.2 million, of which $5.9 million will expire in 2022 and $48.3 million will be available to be utilized upon repatriation of foreign earnings. We also had state credit carryforwards of $0.6 million which will begin expiring in 2017.

Cash paid for income taxes, net of amounts refunded, was $181.7 million, $127.5 million and $163.7 million during the twelve months ended December 31, 2012, 2011 and 2010, respectively.

We recognize interest and penalties accrued related to unrecognized tax benefits in the provision for income taxes on our Consolidated Statements of Income.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011
	(In millions)
Beginning balance (January 1)	$19.9	$20.5
Increases related to prior year tax positions	1.9	2.8
Decreases related to prior year tax positions	(0.5)	(0.3)
Increases related to current year tax positions	2.6	3.3
Decreases related to settlements	(1.0)	(3.9)
Expiration of the statute of limitations for the assessment of taxes	(3.3)	(2.0)
Currency translation adjustment	(0.1)	(0.5)
Ending balance (December 31)	$19.5	$19.9

We recorded liabilities of $24.2 million and $25.1 million for unrecognized tax benefits as of December 31, 2012 and 2011, respectively, which included interest and penalties of $4.5 million and $5.2 million, respectively. As of December 31, 2012 and 2011, the total amount of unrecognized benefits that, if recognized, would have affected the effective tax rate was $20.6 million and $18.9 million, respectively, which included interest and penalties of $4.1 million and $4.5 million, respectively. The accruals for potential interest and penalties during 2012 and 2011 were not material.

Equifax and its subsidiaries are subject to U.S. federal, state and international income taxes. We are generally no longer subject to federal, state or international income tax examinations by tax authorities for years before 2007. Due to the potential for resolution of state and foreign examinations, and the expiration of various statutes of limitations, it is reasonably possible that Equifax’s gross unrecognized tax benefit balance may change within the next twelve months by a range of zero to $11.4 million.

9.  STOCK-BASED COMPENSATION

We have one active share-based award plan, the 2008 Omnibus Incentive Plan which was approved by our shareholders in 2008, that provides our directors, officers and certain employees with stock options and nonvested stock. The plan is described below. We expect to issue common shares held by treasury stock upon the exercise of stock options or once nonvested shares vest. Total stock-based compensation expense in our Consolidated Statements of Income during the twelve months ended December 31, 2012, 2011 and 2010, was as follows:

30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Twelve Months Ended December 31,
(in millions)	2012	2011	2010

Cost of services	$3.9	$3.6	$3.6
Selling, general and administrative expenses	24.1	20.8	18.2
Stock-based compensation expense, before income taxes	$28.0	$24.4	$21.8

The total income tax benefit recognized for stock-based compensation expense was $9.8 million, $8.7 million and $7.8 million for the twelve months ended December 31, 2012, 2011 and 2010, respectively.

Benefits of tax deductions in excess of recognized compensation cost are reported as a financing cash flow, rather than as an operating cash flow. This requirement reduced operating cash flows and increased financing cash flows by $1.7 million, $1.2 million and $3.5 million during the twelve months ended December 31, 2012, 2011 and 2010, respectively.

Stock Options.   The 2008 Omnibus Incentive Plan provides that qualified and nonqualified stock options may be granted to officers and other employees. In conjunction with our acquisition of TALX, we assumed options outstanding under the legacy TALX stock option plan, which was approved by TALX shareholders. In addition, stock options remain outstanding under three shareholder-approved plans and three non-shareholder-approved plans from which no new grants may be made. The 2008 Omnibus Incentive Plan requires that stock options be granted at exercise prices not less than market value on the date of grant. Generally, stock options are subject to graded vesting for periods of up to three years based on service, with 33% vesting for each year of completed service, and expire ten years from the grant date.

We use the binomial model to calculate the fair value of stock options granted on or after January 1, 2006. The binomial model incorporates assumptions regarding anticipated employee exercise behavior, expected stock price volatility, dividend yield and risk-free interest rate. Anticipated employee exercise behavior and expected post-vesting cancellations over the contractual term used in the binomial model were primarily based on historical exercise patterns. These historical exercise patterns indicated there was not significantly different exercise behavior between employee groups. For our expected stock price volatility assumption, we weighted historical volatility and implied volatility. We used daily observations for historical volatility, while our implied volatility assumption was based on actively traded options related to our common stock. The expected term is derived from the binomial model, based on assumptions incorporated into the binomial model as described above.

The fair value for stock options granted during the twelve months ended December 31, 2012, 2011 and 2010, was estimated at the date of grant, using the binomial model with the following weighted-average assumptions:

	Twelve Months Ended December 31,
	2012	2011	2010

Dividend yield	1.8%	1.8%	0.5%
Expected volatility	31.9%	32.7%	29.9%
Risk-free interest rate	0.6%	1.2%	1.6%
Expected term (in years)	4.9	4.8	4.6
Weighted-average fair value of stock options granted	$10.67	$7.85	$8.28

31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes changes in outstanding stock options during the twelve months ended December 31, 2012, as well as stock options that are vested and expected to vest and stock options exercisable at December 31, 2012:

			Weighted-Average
		Weighted-Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
	(in thousands)		(in years)	(in millions)
Outstanding at December 31, 2011	6,715	$31.82
Granted (all at market price)	501	$47.04
Exercised	(2,352)	$29.37
Forfeited and cancelled	(116)	$31.85
Outstanding at December 31, 2012	4,748	$34.64	6.5	$92.5
Vested and expected to vest at December 31, 2012	4,563	$34.58	6.4	$89.2
Exercisable at December 31, 2012	3,061	$33.34	5.3	$63.6

The aggregate intrinsic value amounts in the table above represent the difference between the closing price of Equifax’s common stock on December 31, 2012 and the exercise price, multiplied by the number of in-the-money stock options as of the same date. This represents the value that would have been received by the stock option holders if they had all exercised their stock options on December 31, 2012. In future periods, this amount will change depending on fluctuations in Equifax’s stock price. The total intrinsic value of stock options exercised during the twelve months ended December 31, 2012, 2011 and 2010, was $38.3 million, $9.9 million and $14.7 million, respectively. At December 31, 2012, our total unrecognized compensation cost related to stock options was $5.5 million with a weighted-average recognition period of 1.5 years.

The following table summarizes changes in outstanding options and the related weighted-average exercise price per share for the twelve months ended December 31, 2011 and 2010:

	December 31,
	2011		2010
	Shares	Weighted- Average Price	Shares	Weighted- Average Price
	(Shares in thousands)		(Shares in thousands)
Outstanding at the beginning of the year	6,526	$30.63	6,845	$28.68
Granted (all at market price)	1,298	$32.94	1,216	$32.02
Exercised	(947)	$25.02	(1,358)	$21.58
Forfeited and cancelled	(162)	$32.99	(177)	$34.04
Outstanding at the end of the year	6,715	$31.82	6,526	$30.63

Exercisable at end of year	4,289	$31.71	4,248	$30.28

Nonvested Stock.   Our 2008 Omnibus Incentive Plan also provides for awards of nonvested shares of our common stock that can be granted to executive officers, employees and directors. Nonvested stock awards are generally subject to cliff vesting over a period between one to three years based on service.

The fair value of nonvested stock is based on the fair market value of our common stock on the date of grant. However, since our nonvested stock does not pay dividends during the vesting period, the fair value on the date of grant is reduced by the present value of the expected dividends over the requisite service period (discounted using the appropriate risk-free interest rate).

In 2012, pursuant to our 2008 Omnibus Incentive Plan, certain executive officers were granted nonvested shares in which the number of shares is dependent upon the Company’s three-year relative total shareholder return as compared to the three-year cumulative average quarterly shareholder return of the companies in the S&P 500, subject to adjustment. The number of shares which could potentially be issued ranges from zero to 200% of the target award. The grants outstanding subject to market performance as of December 31, 2012 would result in 181,803 shares outstanding at 100% of target and 363,606 at 200% of target at the end of the vesting period. Compensation expense is recognized on a straight-line basis over the measurement period and is based upon the fair market value of the shares estimated to be earned at the date of grant. The fair value of the performance-based shares is estimated on the date of grant using a Monte-Carlo simulation.

32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes changes in our nonvested stock during the twelve months ended December 31, 2012, 2011 and 2010 and the related weighted-average grant date fair value:

		Weighted-Average
		Grant Date
	Shares	Fair Value
	(in thousands)
Nonvested at December 31, 2009	1,110	$33.10
Granted	553	$33.27
Vested	(317)	$38.08
Forfeited	(36)	$33.20
Nonvested at December 31, 2010	1,310	$31.54
Granted	513	$34.07
Vested	(340)	$34.34
Forfeited	(52)	$30.70
Nonvested at December 31, 2011	1,431	$31.79
Granted	685	$44.59
Vested	(440)	$29.02
Forfeited	(60)	$33.31
Nonvested at December 31, 2012	1,616	$37.95

The total fair value of nonvested stock that vested during the twelve months ended December 31, 2012, 2011 and 2010, was $19.9 million, $12.1 million and $10.3 million, respectively, based on the weighted-average fair value on the vesting date, and $12.8 million, $11.7 million and $12.1 million, respectively, based on the weighted-average fair value on the date of grant. At December 31, 2012, our total unrecognized compensation cost related to nonvested stock was $24.7 million with a weighted-average recognition period of 1.9 years.

33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  SHAREHOLDER RIGHTS PLAN

Our Board of Directors has adopted a shareholder rights plan designed to protect our shareholders against abusive takeover attempts and tactics. The rights plan operates to dilute the interests of any person or group attempting to take control of the Company if the attempt is not deemed by our Board of Directors to be in the best interests of our shareholders. Under the rights agreement, as originally adopted in October 1995 and amended and restated in October 2005, holders of our common stock were granted one right to purchase common stock, or Right, for each outstanding share of common stock held of record on November 24, 1995. All newly issued shares of common stock since that date have been accompanied by a Right. The Rights will become exercisable and trade independently from our common stock if a person or group acquires or obtains the right to acquire 20% or more of Equifax’s outstanding shares of common stock, or commences a tender or exchange offer that would result in that person or group acquiring 20% or more of the outstanding common stock, in each case without the consent of our Board. In the event the Rights become exercisable, each holder (other than the acquiring person or group) will be entitled to purchase that number of shares of securities or other property of Equifax having a market value equal to two times the exercise price of the Right. If Equifax were acquired in a merger or other business combination, each Right would entitle its holder to purchase the number of the acquiring company’s common stock having a market value of two times the exercise price of the Right. In either case, our Board may choose to redeem the Rights for $0.01 per Right before they become exercisable. The Rights will expire on November 6, 2015, unless earlier redeemed, exchanged or amended by the Board.

11.  BENEFIT PLANS

We have defined benefit pension plans and defined contribution plans. We also maintain certain healthcare and life insurance benefit plans for eligible retired employees. The measurement date for our defined benefit pension plans and other postretirement benefit plans is December 31 of each year.

Pension Benefits.   Pension benefits are provided through U.S. and Canadian defined benefit pension plans and two supplemental executive defined benefit pension plans.

U.S. and Canadian Retirement Plans.   We sponsor a qualified defined benefit retirement plan (the U.S. Retirement Income Plan, or USRIP) that covers approximately 25% of current U.S. salaried employees who were hired on or before June 30, 2007, the last date on which an individual could be hired and enter the plan before the USRIP was frozen to new participation at December 31, 2008. This plan also covers many retirees as well as certain terminated but vested individuals not yet in retirement status. We also sponsor a defined benefit plan that covers most salaried and hourly employees in Canada (the Canadian Retirement Income Plan, or CRIP), also frozen to new hires on October 1, 2011.

On October 1, 2012, we offered certain former employees the option to receive their USRIP pension benefits in either a lump sum payable by December 31, 2012, or a reduced monthly annuity that will commence December 1, 2012. The voluntary lump sum payment option was based on the present value of the participant’s pension benefit, and was payable at the participant’s election in cash or rollover into a qualified retirement plan or IRA. The offer was made to approximately 3,500 vested participants in the pension plan who had terminated employment prior to January 1, 2012 and had not yet started to receive monthly payment of their pension benefit. Participants were required to make an irrevocable election to receive the lump sum payment by November 26, 2012. Approximately 64% of the vested terminated participants elected to receive the lump sum payment which resulted in a payment of $62.6 million. The payment was made on December 21, 2012, from existing plan assets. Approximately 90 vested terminated participants elected the accelerated reduced monthly annuity which is being paid from the pension plan.

On November 7, 2012, an amendment to the USRIP was approved which froze future salary increases for non-grandfathered participants and provided a one-time 9% increase to the accrued benefit for these non-grandfathered participants who were employed on December 31, 2012. This amendment along with the settlement described above resulted in a $38.7 million pension charge recorded during the fourth quarter of 2012.

On September 14, 2011, the Compensation Committee of the Board of Directors approved a redesign of our retirement plans for our currently active Canadian employees, effective January 1, 2013, and for our new hires hired on or after October 1, 2011. The changes to our retirement plan will freeze the Canadian Retirement Income Plan, or CRIP, a registered defined benefit pension plan, for employees who do not meet retirement-eligibility status under the CRIP as of December 31, 2012 (“Non-Grandfathered” participants). Under the plan amendment, the service credit for Non-Grandfathered participants will freeze, but these participants will continue to receive credit for salary increases and vesting service. Additionally, Non-Grandfathered employees and certain other employees not eligible to participate in the CRIP (i.e., new hires on or after October 1, 2011) will be able to participate in an enhanced defined contribution component of the CRIP.

34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the twelve months ended December 31, 2012, we did not make any contributions to the USRIP and made contributions of $3.7 million to the CRIP. During the twelve months ended December 31, 2011, we made contributions of $40.0 million to the USRIP and $2.6 million to the CRIP. At December 31, 2012, the USRIP met or exceeded ERISA’s minimum funding requirements.

The annual report produced by our consulting actuaries specifies the funding requirements for our plans, based on projected benefits for plan participants, historical investment results on plan assets, current discount rates for liabilities, assumptions for future demographic developments and recent changes in statutory requirements. We may elect to make additional discretionary contributions to our plans in excess of minimum funding requirements, subject to statutory limitations.

Supplemental Retirement Plans.   We maintain two supplemental executive retirement programs for certain key employees. The plans, which are unfunded, provide supplemental retirement payments, based on salary and years of service.

Other Benefits.   We maintain certain healthcare and life insurance benefit plans for eligible retired employees. Substantially all of our U.S. employees may become eligible for the healthcare benefits if they reach retirement age while working for us and satisfy certain years of service requirements. The retiree life insurance program covers employees who retired on or before December 31, 2003. We accrue the cost of providing healthcare benefits over the active service period of the employee.

Obligations and Funded Status.   A reconciliation of the projected benefit obligations, plan assets and funded status of the plans is as follows:

	Pension Benefits		Other Benefits
	2012	2011	2012	2011
	(In millions)
Change in projected benefit obligation
Benefit obligation at January 1,	$746.1	$678.0	$29.9	$33.6
Service cost	6.5	6.4	0.5	0.6
Interest cost	33.4	34.5	1.2	1.6
Plan participants' contributions	-	-	1.1	1.1
Amendments	7.5	-	-	-
Actuarial loss (gain)	68.7	70.0	(1.7)	(3.0)
Foreign currency exchange rate changes	1.8	(1.2)	-	-
Curtailments	(29.2)	-	-	-
Settlements	(77.3)	-	-	-
Benefits paid	(40.7)	(41.6)	(3.7)	(4.0)
Projected benefit obligation at December 31,	716.8	746.1	27.3	29.9
Change in plan assets
Fair value of plan assets at January 1,	583.0	569.9	19.3	18.9
Actual return on plan assets	59.0	9.2	2.1	0.4
Employer contributions	7.6	46.6	2.6	2.9
Plan participants' contributions	-	-	1.1	1.1
Foreign currency exchange rate changes	1.7	(1.1)	-	-
Settlements	(62.6)	-	-	-
Benefits paid	(40.7)	(41.6)	(3.7)	(4.0)
Fair value of plan assets at December 31,	548.0	583.0	21.4	19.3
Funded status of plan	$(168.8)	$(163.1)	$(5.9)	$(10.6)

The accumulated benefit obligation for the USRIP, CRIP and Supplemental Retirement Plans was $697.5 million at December 31, 2012. The accumulated benefit obligation for the USRIP, CRIP and Supplemental Retirement Plans was $710.3 million at December 31, 2011.

35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2012, the USRIP and Supplemental Retirement Plans had projected benefit obligations and accumulated benefit obligations in excess of those plans’ respective assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans in the aggregate were $650.5 million, $642.2 million and $494.1 million, respectively, at December 31, 2012. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the CRIP were $66.3 million, $55.3 million and $53.9 million, respectively, at December 31, 2012.

At December 31, 2011, the USRIP and Supplemental Retirement Plans had projected benefit obligations and accumulated benefit obligations in excess of those plans’ respective assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans in the aggregate were $697.4 million, $669.1 million and $535.8 million, respectively, at December 31, 2011. The CRIP plan assets exceeded the accumulated benefit obligation at December 31, 2011. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the CRIP were $48.7 million, $41.2 million and $47.2 million, respectively, at December 31, 2011.

The following table represents the net amounts recognized, or the funded status of our pension and other postretirement benefit plans, in our Consolidated Balance Sheets at December 31, 2012 and 2011:

	Pension Benefits		Other Benefits
(In millions)	2012	2011	2012	2011
Amounts recognized in the statements of financial position consist of:
Current liabilities	$(3.7)	$(3.8)	$-	$-
Long-term liabilities	(165.1)	(159.3)	(5.9)	(10.6)
Net amount recognized	$(168.8)	$(163.1)	$(5.9)	$(10.6)

Included in accumulated other comprehensive loss at December 31, 2012 and 2011, were the following amounts that have not yet been recognized in net periodic pension cost:

	Pension Benefits		Other Benefits
(In millions)	2012	2011	2012	2011
Prior service cost, net of accumulated taxes of $3.5 and $0.9 in 2012 and 2011, respectively, for pension benefits and $(0.3) and $(0.4) in 2012 and 2011, respectively, for other benefits	$6.0	$1.8	$(0.4)	$(0.6)
Net actuarial loss, net of accumulated taxes of $151.5 and $165.6 in 2012 and 2011, respectively, for pension benefits and $4.6 and $6.0 in 2012 and 2011, respectively, for other benefits	262.9	288.6	7.9	10.5
Accumulated other comprehensive loss	$268.9	$290.4	$7.5	$9.9

The following indicates amounts recognized in other comprehensive income (loss) during the twelve months ended December 31, 2012 and 2011:

36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in plan assets and benefit obligations recognized in other comprehensive income:

	Pension Benefits		Other Benefits
(In millions)	2012	2011	2012	2011
Amounts arising during the period:
Net actuarial loss (gain), net of taxes of $21.8 and $39.2 in 2012 and 2011, respectively, for pension benefits and $(0.8) and $(0.6) in 2012 and 2011, respectively, for other benefits	$36.2	$68.9	$(1.8)	$(1.0)
Foreign currency exchange rate (gain) loss, net of taxes of $0.0 and $(0.0) in 2012 and 2011, respectively, for pension benefits	0.1	(0.1)	-	-
Prior service (credit) cost, net of taxes of $2.8 for pension benefits in 2012	4.7	-	-	-

Amounts recognized in net periodic benefit cost during the period:
Recognized actuarial loss, net of taxes of $(5.9) and $(4.4) in 2012 and 2011, respectively, for pension benefits and $(0.4) and $(0.5) in 2012 and 2011, respectively, for other benefits	(10.1)	(7.6)	(0.7)	(0.8)
Amortization of prior service cost, net of taxes of $(0.3) in 2012 and 2011 for pension benefits and $0.1 in 2012 and 2011 for other benefits	(0.5)	(0.5)	0.1	0.1
Curtailments, net of taxes of $(10.6) in 2012 for pension benefits	(18.4)	-	-	-
Settlements, net of taxes of $(19.5) in 2012 for pension benefits	(33.5)	-	-	-
Total recognized in other comprehensive income	$(21.5)	$60.7	$(2.4)	$(1.7)

Components of Net Periodic Benefit Cost.

	Pension Benefits			Other Benefits
	2012	2011	2010	2012	2011	2010
	(In millions)
Service cost	$6.5	$6.4	$6.4	$0.5	$0.6	$0.5
Interest cost	33.4	34.5	34.9	1.2	1.6	1.7
Expected return on plan assets	(46.6)	(46.6)	(44.8)	(1.6)	(1.7)	(1.5)
Amortization of prior service cost	0.8	0.8	0.8	(0.2)	(0.2)	(0.2)
Recognized actuarial loss	16.0	12.0	9.2	1.1	1.3	1.2
Net periodic benefit cost	10.1	7.1	6.5	1.0	1.6	1.7
Curtailments	(0.2)	-	-	-	-	-
Settlements	38.9	-	-	-	-	-
Total net periodic benefit cost	$48.8	$7.1	$6.5	$1.0	$1.6	$1.7

The following represents the amount of prior service cost and actuarial loss included in accumulated other comprehensive loss that is expected to be recognized in net periodic benefit cost during the twelve months ending December 31, 2013:

	Pension	Other
(In millions)	Benefits	Benefits
Actuarial loss, net of taxes of $6.3 for pension benefits and $0.4 for other benefits	$10.8	$0.6
Prior service cost, net of taxes of $0.5 for pension benefits and $(0.1) for other benefits	$0.8	$(0.1)

Weighted-Average Assumptions.

Weighted-average assumptions used to determine	Pension Benefits		Other Benefits
benefit obligations at December 31,	2012	2011	2012	2011
Discount rate	4.17%	4.60%	4.03%	4.29%
Rate of compensation increase	3.56%	4.41%	N/A	N/A

Weighted-average assumptions used to determine	Pension Benefits			Other Benefits
net periodic benefit cost at December 31,	2012	2011	2010	2012	2011	2010
Discount rate	4.60%	5.24%	5.77%	4.29%	4.90%	5.45%
Expected return on plan assets	7.67%	7.73%	7.73%	7.75%	7.75%	7.75%
Rate of compensation increase	4.41%	4.37%	4.37%	N/A	N/A	N/A

37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Discount Rates.   We determine our discount rates primarily based on high-quality, fixed-income investments and yield-to-maturity analyses specific to our estimated future benefit payments available as of the measurement date. Discount rates are reset annually on the measurement date to reflect current market conditions. We use a third-party yield curve updated monthly to develop our discount rates. The yield curve provides discount rates related to a dedicated high-quality bond portfolio whose cash flows extend beyond the current period, from which we choose a rate matched to the expected benefit payments required for each plan.

Expected Return on Plan Assets.   The expected rate of return on plan assets is based on both our historical returns and forecasted future investment returns by asset class, as provided by our external investment advisor. In 2012, the US Pension plan investment returns of 11.4% exceeded the expected return of 7.75% for the third time in the last four years. However due to lower forecasted future returns the expected return for 2013 was reduced to 7.5%. The CRIP earned 8.8% in 2012 also exceeding its expected return of 6.75% for the third time in four years. The CRIP has a lower expected return due to a higher asset allocation to fixed income securities.

The calculation of the net periodic benefit cost for the USRIP and CRIP utilizes a market-related value of assets. The market-related value of assets recognizes the difference between actual returns and expected returns over five years at a rate of 20% per year.

Healthcare Costs.   An initial 7.0% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2013 for pre-Medicare coverage. The rate was assumed to decrease gradually to an ultimate rate of 5.0% by 2017. An initial 7.0% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2012 for post-Medicare coverage. The rate was assumed to decrease gradually to an ultimate rate of 5.0% by 2017.  Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plan. A one-percentage point change in assumed healthcare cost trend rates at December 31, 2012 would have had the following effects:

	1-Percentage	1-Percentage
(In millions)	Point Increase	Point Decrease
Effect on total service and interest cost components	$0.2	$(0.2)
Effect on accumulated postretirement benefit obligation	$2.7	$(2.3)

We estimate that the future benefits payable for our retirement and postretirement plans are as follows at December 31, 2012:

	U.S. Defined	Non-U.S. Defined	Other
Years ending December 31,	Benefit Plans	Benefit Plans	Benefit Plans
	(In millions)
2013	$40.3	$2.7	$2.2
2014	$40.7	$2.7	$2.2
2015	$40.6	$2.7	$2.2
2016	$40.7	$2.8	$2.0
2017	$40.4	$3.0	$2.0
Next five fiscal years to December 31, 2022	$199.7	$16.3	$9.1

38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Plan Assets.   The fair value of the pension assets at December 31, 2012, is as follows:

			Fair Value Measurements at Reporting Date Using:
Description		Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(In millions)
Large-Cap Equity	(1)	$94.5	$94.5	$-	$-
Small and Mid-Cap Equity	(1)	19.6	19.6	-	-
International Equity	(1) (2)	109.3	67.4	41.9	-
Fixed Income	(1) (2)	162.4	11.2	151.2	-
Private Equity	(3)	36.0	-	-	36.0
Hedge Funds	(4)	89.1	-	-	89.1
Real Assets	(1) (5)	29.3	18.2	-	11.1
Cash	(1)	7.8	7.8	-	-
Total		$548.0	$218.7	$193.1	$136.2

(1)	Fair value is based on observable market prices for the assets.

(2)	For the portion of this asset class categorized as Level 2, fair value is determined using dealer and broker quotations, certain pricing models, bid prices, quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

(3)	Private equity investments are initially valued at cost. Fund managers periodically review the valuations utilizing subsequent company- specific transactions or deterioration in the company’s financial performance to determine if fair value adjustments are necessary. Private equity investments are typically viewed as long term, less liquid investments with return of capital coming via cash distributions from the sale of underlying fund assets. The Plan intends to hold these investments through each fund’s normal life cycle and wind down period. As of December 31, 2012, we had $24.2 million of remaining commitments related to these private equity investments.

(4)	Fair value is reported by the fund manager based on observable market prices for actively traded assets within the funds, as well as financial models, comparable financial transactions or other factors relevant to the specific asset for assets with no observable market. These investments are redeemable quarterly with a range of 30 – 90 days notice.

(5)	For the portion of this asset class categorized as Level 3, fair value is reported by the fund manager based on a combination of the following valuation approaches: current replacement cost less deterioration and obsolescence, a discounted cash flow model of income streams and comparable market sales. As of December 31, 2012, we had $7.8 million of remaining commitments related to the real asset investments.

The following table shows a reconciliation of the beginning and ending balances for assets valued using significant unobservable inputs:

	Private Equity	Hedge Funds	Real Assets
	(In millions)
Balance at December 31, 2011	$33.0	$92.9	$9.8
Return on plan assets:
Unrealized	1.0	4.7	0.6
Realized	1.6	1.0	-
Purchases	6.5	5.9	1.2
Sales	(6.1)	(15.4)	(0.5)
Balance at December 31, 2012	$36.0	$89.1	$11.1

39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the postretirement assets at December 31, 2012, is as follows:

			Fair Value Measurements at Reporting Date Using:
Description		Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(In millions)
Large-Cap Equity	(1)	$4.1	$4.1	$-	$-
Small and Mid-Cap Equity	(1)	0.8	0.8	-	-
International Equity	(1) (2)	3.6	2.9	0.7	-
Fixed Income	(1) (2)	5.9	0.5	5.4	-
Private Equity	(3)	1.6	-	-	1.6
Hedge Funds	(4)	3.8	-	-	3.8
Real Assets	(1) (5)	1.3	0.8	-	0.5
Cash	(1)	0.3	0.3	-	-
Total		$21.4	$9.4	$6.1	$5.9

(1)	Fair value is based on observable market prices for the assets.

(2)	For the portion of this asset class categorized as Level 2, fair value is determined using dealer and broker quotations, certain pricing models, bid prices, quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

(3)	Private equity investments are initially valued at cost. Fund managers periodically review the valuations utilizing subsequent company- specific transactions or deterioration in the company’s financial performance to determine if fair value adjustments are necessary. Private equity investments are typically viewed as long term, less liquid investments with return of capital coming via cash distributions from the sale of underlying fund assets. The Plan intends to hold these investments through each fund’s normal life cycle and wind down period.

(4)	Fair value is reported by the fund manager based on observable market prices for actively traded assets within the funds, as well as financial models, comparable financial transactions or other factors relevant to the specific asset for assets with no observable market. These investments are redeemable quarterly with a range of 30 – 90 days notice.

(5)	For the portion of this asset class categorized as Level 3, fair value is reported by the fund manager based on a combination of the following valuation approaches: current replacement cost less deterioration and obsolescence, a discounted cash flow model of income streams and comparable market sales.

Gross realized and unrealized gains and losses, purchases and sales for Level 3 postretirement assets were not material for the twelve months ended December 31, 2012.

USRIP, or the Plan, Investment and Asset Allocation Strategies.   The primary goal of the asset allocation strategy of the Plan is to produce a total investment return which will satisfy future annual cash benefit payments to participants and minimize future contributions from the Company. Additionally, this strategy will diversify the plan assets to minimize nonsystemic risk and provide reasonable assurance that no single security or class of security will have a disproportionate impact on the Plan. Investment managers are required to abide by the provisions of ERISA. Standards of performance for each manager include an expected return versus an assigned benchmark, a measure of volatility, and a time period of evaluation.

The asset allocation strategy is determined by our external advisor forecasting investment returns by asset class and providing allocation guidelines to maximize returns while minimizing the volatility and correlation of those returns. Investment recommendations are made by our external advisor, working in conjunction with our in-house Investment Officer. The asset allocation and ranges are approved by in-house Plan Administrators, who are Named Fiduciaries under ERISA.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Plan, in an effort to meet asset allocation objectives, utilizes a variety of asset classes which has historically produced returns which are relatively uncorrelated to those of the S&P 500 in most environments. Asset classes included in this category of alternative assets include hedge funds, private equity (including secondary private equity) and real assets (real estate, funds of hard asset securities and private equity funds focused on real assets). The primary benefits of using these types of asset classes are: (1) their non-correlated returns reduce the overall volatility of the Plan’s portfolio of assets, and (2) their ability to produce superior risk-adjusted returns. This has allowed the Plan’s average annual investment return to exceed the S&P 500 index return over the last ten years. Additionally, the Plan allows certain of their managers, subject to specific risk constraints, to utilize derivative instruments, in order to enhance asset return, reduce volatility or both. Derivatives are primarily employed by the Plans in their fixed income portfolios and in the hedge fund-of-funds area. Derivatives can be used for hedging purposes to reduce risk.

The Plan is prohibited from investing additional amounts in Equifax stock once the market value of stock held by each plan exceeds 10% of the total market value of each plan. In 2011, all shares of Equifax common stock directly owned by the USRIP were sold and none were directly owned by the Plan at December 31, 2012.  At December 31, 2010, the USRIP’s assets included 0.4 million shares of Equifax common stock, with a market value of $13.7 million. Not more than 5% of the portfolio (at cost) shall be invested in the securities of any one issuer, with the exceptions of Equifax common stock or other securities, and U.S. Treasury and government agency securities.

The following asset allocation ranges and actual allocations were in effect as of December 31, 2012 and 2011:

		Actual
USRIP	Range	2012	2011
Large-Cap Equity	10%-35%	19.1%	13.9%
Small- and Mid-Cap Equity	0%-15%	4.0%	1.3%
International Equity	10%-30%	16.7%	10.7%
Private Equity	2%-10%	7.3%	6.2%
Hedge Funds	10%-30%	18.0%	17.3%
Real Assets	2%-10%	5.9%	5.2%
Fixed Income	15%-40%	27.5%	34.8%
Cash	0%-15%	1.5%	10.6%

CRIP Investment and Asset Allocation Strategies.   The primary goal of the asset allocation strategy of the Plan is to produce a total investment return which will satisfy future annual cash benefit payments to participants and minimize future contributions from the Company. Additionally, this strategy will diversify the plan assets to minimize nonsystemic risk and provide reasonable assurance that no single security or class of security will have a disproportionate impact on the Plan. Due to the high funded status of the Plan, the Pension Committee of the CRIP has adopted a conservative asset allocation of 50/50 in equities and fixed income. The Pension Committee maintains an investment policy for the CRIP, which imposes certain limitations and restrictions regarding allowable types of investments. The current investment policy imposes those restrictions on investments or transactions such as (1) Equifax common stock or securities, except as might be incidental to any pooled funds which the plan may have, (2) commodities or loans, (3) short sales and the use of margin accounts, (4) put and call options, (5) private placements, and (6) transactions which are “related-party” in nature as specified by the Canadian Pension Benefits Standards Act and its regulations.

41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following specifies the asset allocation ranges and actual allocation as of December 31, 2012 and 2011:

		Actual
CRIP	Range	2012	2011
Canadian Equities	25%-50%	35.6%	34.8%
U.S. Equities	0%-19%	0.0%	5.2%
International Equities	0%-19%	14.1%	8.9%
Fixed Income	30%-70%	49.9%	50.5%
Money Market	0%-10%	0.4%	0.6%

Equifax Retirement Savings Plans.   Equifax sponsors a tax qualified defined contribution plan, the Equifax Inc. 401(k) Plan, or the Plan. We provide a discretionary match of participants’ contributions, up to four or six percent of employee eligible pay depending on certain eligibility rules under the Plan. We also provide a discretionary direct contribution to certain eligible employees, the percentage of which is based upon an employee’s years of service. Company contributions for the Plan during the twelve months ended December 31, 2012, 2011 and 2010 were $17.8 million, $15.6 million and $14.6 million, respectively.

Foreign Retirement Plans.   We also maintain defined contribution plans for certain employees in the U.K., Ireland and Canada. For the years ended December 31, 2012, 2011 and 2010, our expenses related to these plans were not material.

Deferred Compensation Plans.   We maintain deferred compensation plans that allow for certain management employees and the Board of Directors to defer the receipt of compensation (such as salary, incentive compensation, commissions or vested restricted stock units) until a later date based on the terms of the plans. The benefits under our deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. The purpose of this trust is to ensure the distribution of benefits accrued by participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement.

Long-Term Incentive Plan.   We have a shareholder-approved Key Management Incentive Plan (Annual Incentive Plan) for certain key officers that provides for annual or long-term cash awards at the end of various measurement periods, based on the earnings per share and/or various other criteria over the measurement period. Our total accrued incentive compensation for all incentive plans included in accrued salaries and bonuses on our Consolidated Balance Sheets was $90.7 million and $66.5 million at December 31, 2012 and 2011, respectively.

42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee Benefit Trusts.   We maintain employee benefit trusts for the purpose of satisfying obligations under certain benefit plans. These trusts held 0.6 million shares of Equifax stock with a value, at cost, of $5.9 million at December 31, 2012 and 2011, as well as cash, which was not material for both periods presented. The employee benefits trusts are as follows:

•	The Executive Life and Supplemental Retirement Benefit Plan Grantor Trust is used to ensure that the insurance premiums due under the Executive Life and Supplemental Retirement Benefit Plan are paid in case we fail to make scheduled payments following a change in control, as defined in this trust agreement.

•	The Supplemental Retirement Plan Grantor Trust’s assets are dedicated to ensure the payment of benefits accrued under our Supplemental Retirement Plan in case of a change in control, as defined in this trust agreement.

The assets in these plans which are recorded on our Consolidated Balance Sheets are subject to creditors claims in case of insolvency of Equifax Inc.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  SEGMENT INFORMATION

Reportable Segments.   We manage our business and report our financial results through the following five reportable segments, which are the same as our operating segments:

•	U.S. Consumer Information Solutions

•	International

•	Workforce Solutions

•	North America Personal Solutions

•	North America Commercial Solutions

The accounting policies of the reportable segments are the same as those described in our summary of significant accounting policies (see Note 1). We evaluate the performance of these reportable segments based on their operating revenues, operating income and operating margins, excluding any unusual or infrequent items, if any. Inter-segment sales and transfers are not material for all periods presented. The measurement criteria for segment profit or loss and segment assets are substantially the same for each reportable segment. All transactions between segments are accounted for at cost, and no timing differences occur between segments.

A summary of segment products and services is as follows:

U.S. Consumer Information Solutions.   This segment includes consumer information services (such as credit information and credit scoring, credit modeling services, locate services, fraud detection and prevention services, identity verification services and other consulting services); mortgage loan origination information; consumer financial marketing services; and identity management.

International.   This segment includes information services products, which includes consumer and commercial services (such as credit and financial information, credit scoring and credit modeling services), credit and other marketing products and services, and products and services sold directly to consumers.

Workforce Solutions.   This segment includes employment, income and social security number verification services (known as Verification Services) and employment tax management and complementary services (known as Employer Services).

North America Personal Solutions.   This segment includes credit information, credit monitoring and identity theft protection products sold directly to consumers via the Internet and in various hard-copy formats.

North America Commercial Solutions.   This segment includes commercial products and services such as business credit and demographic information, credit scores and portfolio analytics (decisioning tools), which are derived from our databases of business credit, financial and demographic information.

44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment information for the twelve months ended December 31, 2012, 2011 and 2010 and as of December 31, 2012 and 2011 is as follows:

	Twelve Months Ended
(in millions)	December 31,
Operating revenue:	2012	2011	2010
U.S. Consumer Information Solutions	$869.3	$765.0	$714.9
International	486.2	492.9	482.8
Workforce Solutions	442.1	382.1	370.3
North America Personal Solutions	185.5	163.9	149.0
North America Commercial Solutions	89.9	89.3	80.5
Total operating revenue	$2,073.0	$1,893.2	$1,797.5

	Twelve Months Ended
(in millions)	December 31,
Operating income:	2012	2011	2010
U.S. Consumer Information Solutions	$345.2	$298.9	$272.2
International	143.8	132.2	119.4
Workforce Solutions	106.6	89.5	87.8
North America Personal Solutions	50.4	41.3	38.9
North America Commercial Solutions	19.8	23.6	19.5
General Corporate Expense	(185.8)	(116.9)	(115.4)
Total operating income	$480.0	$468.6	$422.4

	December 31,
(in millions)	2012	2011
Total assets:
U.S. Consumer Information Solutions	$2,010.5	$1,025.6
International	701.7	682.1
Workforce Solutions	1,371.9	1,425.8
North America Personal Solutions	23.7	22.9
North America Commercial Solutions	64.2	65.3
General Corporate	339.1	297.0
Total assets	$4,511.1	$3,518.7

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Twelve Months Ended
(in millions)	December 31,
Depreciation and amortization expense:	2012	2011	2010
U.S. Consumer Information Solutions	$40.6	$42.1	$39.9
International	24.8	26.9	25.6
Workforce Solutions	66.2	63.7	64.7
North America Personal Solutions	7.0	6.0	5.4
North America Commercial Solutions	4.7	5.1	6.2
General Corporate	16.7	16.8	15.7
Total depreciation and amortization expense	$160.0	$160.6	$157.5

	Twelve Months Ended
(in millions)	December 31,
Capital expenditures:	2012	2011	2010
U.S. Consumer Information Solutions	$16.1	$13.5	$13.8
International	10.7	15.8	12.4
Workforce Solutions	12.8	23.4	16.5
North America Personal Solutions	6.1	5.4	4.9
North America Commercial Solutions	2.2	2.2	2.4
General Corporate	18.1	14.7	49.8
Total capital expenditures	$66.0	$75.0	$99.8

Financial information by geographic area is as follows:

	Twelve Months Ended
(in millions)	December 31,
	2012		2011		2010
Operating revenue (based on location of customer):	Amount	%	Amount	%	Amount	%
U.S.	$1,561.9	76%	$1,374.3	72%	$1,290.2	72%
Canada	153.9	7%	151.3	8%	138.4	8%
U.K.	133.5	6%	124.1	7%	104.7	6%
Brazil	-	0%	35.4	2%	84.1	4%
Other	223.7	11%	208.1	11%	180.1	10%
Total operating revenue	$2,073.0	100%	$1,893.2	100%	$1,797.5	100%

(in millions)	December 31,
	2012		2011
Long-lived assets:	Amount	%	Amount	%
U.S.	$3,453.6	87%	$2,542.4	83%
U.K.	122.3	3%	121.5	4%
Brazil	70.8	2%	77.2	3%
Canada	63.9	1%	70.7	2%
Other	270.8	7%	248.7	8%
Total long-lived assets	$3,981.4	100%	$3,060.5	100%

46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data for 2012 and 2011 was as follows:

	Three Months Ended
2012	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
Operating revenue	$505.9	$513.3	$520.0	$533.8
Operating income	$128.3	$129.0	$130.5	$92.2
Consolidated income from continuing operations	$73.3	$76.5	$79.1	$46.4
Discontinued operations, net of tax	$0.4	$2.3	$1.0	$1.8
Consolidated net income	$73.7	$78.8	$80.1	$48.2
Net income attributable to Equifax	$71.5	$76.4	$77.9	$46.3
Basic earnings per common share*
Net income from continuing operations attributable to Equifax	$0.59	$0.61	$0.64	$0.37
Discontinued operations attributable to Equifax	$0.01	$0.02	$0.01	$0.02
Net income attributable to Equifax	$0.60	$0.63	$0.65	$0.39
Diluted earnings per common share*
Net income from continuing operations attributable to Equifax	$0.58	$0.60	$0.63	$0.36
Discontinued operations attributable to Equifax	$-	$0.02	$0.01	$0.02
Net income attributable to Equifax	$0.58	$0.62	$0.64	$0.38

	Three Months Ended
2011	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
Operating revenue	$458.6	$471.5	$472.3	$490.8
Operating income	$108.5	$114.8	$121.0	$124.3
Consolidated income from continuing operations	$58.4	$37.2	$69.1	$74.1
Discontinued operations, net of tax	$0.9	$(0.1)	$0.2	$1.9
Consolidated net income	$59.3	$37.1	$69.3	$76.0
Net income attributable to Equifax	$57.3	$34.5	$66.7	$74.4
Basic earnings per common share*
Net income from continuing operations attributable to Equifax	$0.46	$0.28	$0.55	$0.60
Discontinued operations attributable to Equifax	$0.01	$-	$-	$0.02
Net income attributable to Equifax	$0.47	$0.28	$0.55	$0.62
Diluted earnings per common share*
Net income from continuing operations attributable to Equifax	$0.45	$0.28	$0.54	$0.59
Discontinued operations attributable to Equifax	$0.01	$-	$-	$0.02
Net income attributable to Equifax	$0.46	$0.28	$0.54	$0.61

*	The sum of the quarterly EPS does not equal the annual EPS due to changes in the weighted-average shares between periods.

The comparability of our quarterly financial results during 2012 and 2011 was impacted by certain events, as follows:

•	During 2012 and 2011, we made several acquisitions, including CSC Credit Services during the fourth quarter of 2012 which did not have a material impact on the results of the quarter, and DataVision Resources during the third quarter of 2011. For additional information about our acquisitions, see Note 4 of the Notes to Consolidated Financial Statements.

•	During the fourth quarter of 2012, we offered certain former employees a voluntary lump sum payment option of their pension benefits or a reduced monthly annuity. Approximately 64% of the vested terminated participants elected to receive the lump sum payment which resulted in a payment of $62.6 million. An amendment to the USRIP was also approved which froze future salary increases for non-grandfathered participants and offered a one-time 9% increase to the service benefit. The settlement and amendment resulted in a $38.7 million pension charge. For additional information, see Note 11 of the Notes to Consolidated Financial Statements.

•	During the second quarter of 2011, we completed the merger of our Brazilian business with Boa Vista Serviços S.A. (“BVS”) in exchange for a 15% equity interest in BVS, which was accounted for as a sale and deconsolidated (the “Brazilian Transaction”). For additional information about the merger, see Note 2 of the Notes to Consolidated Financial Statements.

47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	During the first quarter of 2013, we divested of two non-strategic business lines, Equifax Settlement Services, which was part of our Mortgage business within the USCIS operating segment and Talent Management Services, which was part of our Employer Services business within our Workforce Solutions operating segment, for a total of $47.5 million. The historical results of these operations are classified as discontinued operations for all periods presented. For further information regarding these divestitures, see Note 14 of the Notes to Consolidated Financial Statements.

14.  SUBSEQUENT EVENTS

During the first quarter of 2013, we divested of two non-strategic business lines, Equifax Settlement Services, which was part of our Mortgage business within the USCIS operating segment and Talent Management Services, which was part of our Employer Services business within our Workforce Solutions operating segment, for a total of $47.5 million. $3.5 million of the proceeds of the sale of Talent Management Services was placed in escrow and is due 18 months after the transaction date. The historical results of these operations are classified as discontinued operations in the Consolidated Statements of Income. Revenue for these business lines was $87.5 million, $66.6 million and $62.0 million for the twelve months ended December 31, 2012, 2011 and 2010, respectively. Pretax income was $8.9 million, $2.2 million and $7.4 million for the twelve months ended December 31, 2012, 2011 and 2010, respectively. We recorded a gain on the disposals in the first quarter of 2013 of $18.4 million, including an income tax benefit of $18.1 million, of which $14.3 million was current tax benefits. The tax benefit is primarily a result of our tax basis in Talent Management Services. The gain was classified as discontinued operations in the Consolidated Statements of Income.

48